THE UNION BAY

JOINT VENTURE AGREEMENT

AMONG

LONMIN PLC

AND

PACIFIC NORTH WEST CAPITAL CORP.

AND

FREEGOLD VENTURES LIMITED

AND

FREEGOLD RECOVERY U.S.A., INC.

DATED the 21st day of May 2003

CONTENTS
1.	DEFINITIONS	2
2.	REPRESENTATIONS, WARRANTIES AND COVENANTS	11
3.	ASSOCIATION OF PARTICIPANTS	16
4.	EARNING OF INTEREST BY LONMIN	19
5.	EXPLORATION PERIOD	21
6.	EXPLORATION COMMITTEE	22
7.	FEASIBILITY AND DEVELOPMENT PHASE	25
8.	DEVELOPMENT COMMITTEE	28
9.	OPERATING PHASE	32
10.	PARTICIPANTS CONTRIBUTIONS TO PROGRAMS	37
11.	ADJUSTMENT OF INTERESTS	38
12.	DISPOSITION OF PRODUCTION	41
13.	AUDIT	41
14.	AUTHORITY, DUTIES AND OBLIGATIONS OF THE OPERATOR AND
	MANAGER	42
15.	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION	45
16.	LIMITED CHARGING	45
17.	RESTRICTIONS ON ALIENATION	46
18.	LIABILITY OF THE OPERATOR AND INDEMNITY	49
19.	ENCUMBRANCE, PARTITION AND INDEMNIFICATION	50
20.	NOTICES	50
21.	TERMINATION	51
22.	FORCE MAJEURE	52
23.	DEFAULT	53
24.	GUARANTEE	53
25.	GENERAL	53

Schedules

Schedule A -	Definition of JV Property	Schedule F -	Technical Services and Offtake Arrangements
Schedule A2 -	Map Showing Additional Claims	Schedule G -	Accounting Procedures
Schedule B -	Option Agreement	Schedule H -	Permitted Encumbrances
Schedule C -	Definition of Indicated Resource	Schedule I -	Names of Nominees for Exploration Committee
Schedule D -	Definition of Net Smelter Royalty
Schedule E -	Scope of Work and Budget

THIS JOINT VENTURE AGREEMENT dated as of the    day of May, 2003.

AMONG:

LONMIN PLC, an English public company having an office at 4 Grosvenor Place, London, England SW1X 7YL

("Lonmin")

AND:

FREEGOLD VENTURES LIMITED, a company incorporated under the laws of British Columbia having its executive and registered office at 2303 West 41st Avenue, Vancouver, British Columbia, Canada, V6M 2A3

("Freegold")

AND:

FREEGOLD RECOVERY U.S.A, INC., a company incorporated under the laws of the State of Nevada with a Certificate of Authority to transact business in the State of Alaska and with executive offices at 2303 West 41st Avenue, Vancouver, British Columbia, Canada, V6M 2A3

("Freegold USA")

AND:

PACIFIC NORTH WEST CAPITAL CORP., a company incorporated under the laws of Alberta having its executive office at 2303 West 41st Avenue, Vancouver, British Columbia, Canada, V6M 2A3

("PFN")

W H E R E A S:

A.

Freegold is a British Columbia company engaged in the exploration for minerals in North America.  Freegold owns 100% of the share capital in Freegold USA and Freegold USA has a Certificate of Authority to transact business in the State of Alaska.   Freegold USA owns a 100% interest in certain mining claims in Alaska, USA which are described in Schedule A attached hereto;

B.

PFN is a company incorporated under the laws of Alberta principally engaged in the exploration of mineral properties.  PFN, Freegold and Freegold USA entered into an option agreement dated as of October 1, 2002 which was amended by an agreement dated as of April 2, 2003 (copies of which are attached as Schedule B hereto) whereby PFN was granted the exclusive right and option to acquire up to a 50% undivided interest in and to certain mineral claims in Alaska, USA;

C.

Lonmin is an English public company with its primary listing on the London Stock Exchange and is the third largest primary underground producer of platinum group metals in the world.

D.

Freegold, Freegold USA, PFN and Lonmin wish to explore for platinum group metals, gold and associated metals and minerals on the mining claims described in Schedule A and Schedule A2 attached hereto and, if viable, exploit such mining claims;

E.

Freegold, Freegold USA and PFN wish to grant Lonmin the exclusive right and option to acquire up to a 70% interest in the mining claims described in Schedule A and Schedule A2 and to enter into this Agreement with the primary objective of exploring for and developing the platinum group metals, gold and associated metals and minerals potential of the JV Property and the parties wish to enter into this Agreement to provide for such right and option and other matters relating to the exploration and development of such claims and certain other claims within the Area of Common Interest (as defined below) in Alaska.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by each party to the others of the sum of US$10.00 (the receipt and sufficiency of which is hereby acknowledged by each party) and of the mutual covenants and agreements contained herein the parties agree as follows:

1.

DEFINITIONS

1.1

In this agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)

"Additional Claims" means the federal claims indicated on the map attached as Schedule A2 hereto which have been staked by Freegold USA and shall be recorded and registered in the name of Freegold USA with the appropriate governmental authorities as soon as practical after the date hereof and in any event within 90 days of the date such Additional Claims were staked, being the legal deadline for such registering and recording under the rules and regulations of the appropriate governmental authorities, with such Additional Claims forming part of the Initial JV Property;

(b)

"Additional JV Property" means a property which becomes subject to this agreement pursuant to section 3.8;

(c)

"Area of Common Interest" means the area on the ground bounded by the intersection of straight lines drawn parallel to and five miles outside the outermost boundaries of the JV Property as constituted at any given time;

(d)

"Assets" mean the JV Property, Other Tenements, Product, Facilities, Supplies, Contingency Fund and all other assets acquired or held by the Participants with respect thereto or pursuant to this agreement as the same may exist from time to time;

(e)

"Associated Company" means:

(i)

any corporation which owns directly or through any other means not less than 10% of the outstanding capital stock of a Party,

(ii)

any corporation of which a Party owns directly or through any other means not less than 10% of the outstanding capital stock,

(iii)

any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means not less than 10% of the outstanding capital stock;

(iv)

any corporation which has members of the board of directors or executive officers in common with a Party or is otherwise not at arms-length with a Party; and

(v)

notwithstanding the description in items (i), (ii), (iii) and (iv) above, shall include without limitation, 293020 BC Ltd., 607767 BC Ltd. and Canadian Gravity Recovery Inc.

(f)

"Budget" means the detailed budget for a Scope of Work or any other budget required in respect of this agreement which is approved by the Joint Venture Technical Committee and as amended and approved by it from time to time;

(g)

"CIM Standards" means the CIM Standards on Mineral Resources and Reserves - Definitions and Guidelines adopted by the Council of the Canadian Institute of Mining, Metallurgy and Petroleum on August 20, 2000, as amended from time to time;

(h)

"Commercial Production" means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling by a pilot plant or during the initial tune-up period of a plant.  Commercial Production will be deemed to have commenced:

(i)

if a plant is located on the JV Property, on the first day of the month following the first period of 30 consecutive days during which Ore has been processed through such plant at an average rate of not less than 70% of the milling rate specified in the Full Feasibility Study recommending  placing the JV Property into Commercial Production;

(ii)

if no plant is located on the JV Property, on the first day of the month following the first period of 30 consecutive days during which Ore has been shipped from the JV Property at the rate of not less than 70% of the milling rate specified in the Full Feasibility Study recommending placing the JV Property into commercial production;

(i)

"Contingency Fund" means the fund which will be established by the Manager and the Operator pursuant to section 9.8, the moneys in which will be used to satisfy all legal obligations of the Manager and the Operator in connection with the permanent or temporary shutdown in whole or in part of any of the Facilities on the JV Property, and including without limitation, to post any required reclamation bonds or deposits required by any government authority, all anticipated costs of reclamation of the surface lands to the JV Property and other environmental rehabilitation as may be required by any governmental, regulatory or other body having jurisdiction and any obligation for severance pay and pensions and similar type payments for employees and which obligations are to be recognized in the accounts of the Operator;

(j)

"Contributing Budget" means any Scope of Work and Budget or Operating Plan (including any revision or amendments thereto) in respect of which each Participant has an obligation to fund its Cost Share pursuant to this agreement;

(k)

"Cost Share" means the respective shares of Costs and other liabilities to be borne by each Participant in respect of the JV Property in accordance with the terms of this agreement and except as otherwise provided herein will be equal to the respective Interests of each Participant as determined from time to time;

(l)

"Costs" means Exploration Costs, Feasibility Costs, Development Costs and Operating Costs, as applicable;

(m)

"Development Costs" means all costs, outlays, expenses, obligations and liabilities of whatever kind or nature spent or incurred by the Participants in connection with a Scope of Work and Budget in order to equip the JV Property (or part thereof) for Commercial Production, including, but not limited to, Lonmin Technical Services Costs, insurance, all permitting costs, costs associated with rehabilitation including reclamation funds and other costs associated with the compliance with Environmental Laws, all associated sales taxes including the goods and services tax, the reasonable costs incurred by representatives of the Participants attending meetings of the relevant Development Committee, an amount equal to the estimated working capital required for the three months immediately following achievement of Commercial Production and contributions to the Contingency Fund required by the Operator pursuant to section 9.8 and any and all costs, payments, royalties, interests, or similar arrangements arising at any time during the Feasibility and Development Phase associated with compensation to local groups including as compensation for native land claims;

(n)

"Development Finance" means the financing arrangements which would be required to fund the Development Costs;

(o)

"Development Committee" means the Joint Venture Technical Committee for the JV Property appointed pursuant to section 8.1 once the Feasibility and Development Phase has been entered into;

(p)

"Encumbrances" means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing, other than Permitted Encumbrances;

(q)

"Environmental Laws" means all applicable federal, state, provincial, municipal and local laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions, rendered by any ministry, department or

(r)

 administrative or regulatory agency relating to the protection of the environment, or pollutants, contaminants, chemicals, or industrial, toxic or hazardous wastes or substances;

(s)

"Expansion" means an increase in excess of 10% in the name plate capacity of Facilities on the JV Property which has entered into Commercial Production, other than as required in order to be in compliance with law or standard industry practice or other than an improvement in the efficiency of the Facilities in the ordinary course of business, and also means the opening and equipping of an additional mine or mines on the JV Property;

(t)

"Exploration Committee" means the Joint Venture Technical Committee appointed pursuant to section 6.1;

(u)

"Exploration Costs" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in accordance with a Budget, in connection with the exploration of the JV Property in the Exploration Period including, without limiting the generality of the foregoing, moneys expended in maintaining the JV Property in good standing and costs incurred in connection with complying with Environmental Laws, all insurance costs, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling, drifting, raising and other underground work, assaying and engineering, environmental studies, data preparation and analysis, submissions to government agencies, Lonmin Technical Services Costs, all associated sales taxes including the goods and services tax, the reasonable costs incurred by no more than two representatives of Lonmin attending meetings of the Exploration Committee, paying the fees, wages, salaries, travelling expenses and fringe benefits of all persons engaged in work with respect to and for the benefit of the JV Property and in paying for food, lodging and other reasonable needs of such persons and in the first year of the Second Exploration Period only, shall include the total Staking Expense and the total Recording Expense;

(v)

"Exploration Period" means the Initial Exploration Period and the Second Exploration Period;

(w)

"Facilities" means all mines and plants including, without limitation, all pits, shafts, haulageways and other underground workings, and all buildings, plants and other structures, fixtures and improvements, stores of a capital and consumable nature, and all other property, whether fixed or moveable, as the same may exist at any time, in or on the JV Property or outside the JV Property if it materially benefits the JV Property;

(x)

"Feasibility Costs" means all costs, outlays, expenses, obligations and liabilities of whatever kind or nature spent or incurred leading to a Full Feasibility Study in connection with a Scope of Work and Budget including all costs, outlays, expenses, obligations, sales taxes including the goods and services tax and liabilities of whatever kind or nature spent or incurred leading up to the commencement of the Full Feasibility Study after the commencement of the Feasibility and Development Phase and including costs associated with scoping and pre-feasibility studies;

(y)

"Feasibility Date" has the meaning provided in section 7.1;

(z)

"Feasibility Deadline" means the date which is three years following the Feasibility Date;

(aa)

"Feasibility and Development Phase" means the period commencing on the Feasibility Date and ending on the date on which Commercial Production commences with respect to the JV Property;

(bb)

"Fiscal Year" means (i) during the Exploration Period, the period commencing on April 1 of each year and ending on the next succeeding March 31 and (ii) during all other phases, the financial year of Lonmin which is currently the 12 month period commencing on October 1 and ending on the next succeeding September 30;

(cc)

"Full Feasibility Study" means a comprehensive study approved by the Development Committee in accordance with this agreement that covers all material aspects of a proposed Scope of Work and Budget to investigate the viability of commencing Commercial Production on the JV Property in sufficient detail and to a degree of accuracy, per generally accepted industry norms, and which:

(i)

is based on work conducted in accordance with the Scope of Work and Budget;

(ii)

is based on appropriate sampling programmes and provides estimates of the tonnes of proven and probable reserves and the grade of ore expressed on both a mineable and recoverable basis;

(iii)

provides details of all technical or other work and analysis on which the study is based including but not limited to geological, geotechnical, hydrological, metallurgical, processing, mining, survey, waste disposal, power and water requirements;

(iv)

includes studies of environmental, community and native title impacts of sufficient detail to be acceptable to the relevant authorities;

(v)

sets out the details of and analyses the security and adequacy of tenure and ownership;

(vi)

includes a study and analysis of relevant infrastructure, infrastructure access, ore beneficiation, waste disposal, product price forecasting and financial aspects;

(vii)

includes an estimate of the costs of transporting Ore to the processing facility;

(viii)

includes sufficient details of offtake arrangements for the purchase of all Product as to be acceptable to a provider of Development Finance;

(ix)

plans for and provides a Budget for the implementation of Commercial Production and includes but is not limited to a schedule of:

(1)

relevant government, statutory and any other approval necessary;

(2)

activities, resources (personnel, equipment, materials etc) and expenditure;

(x)

includes estimates of both capital and operating costs likely to be incurred in establishing and conducting development and operations, including costs to be incurred in development, construction, pre-production, mining, crushing and treatment or beneficiation as the case may be, and all working capital requirements;

(xi)

analyses how to proceed with development and operations to economically and commercially maximize the return on funds invested on the assumption that the JV Property will be funded solely on an equity basis;

(xii)

includes a financial model for, and states the commercial viability, including risk and sensitivity analysis of, the proposed development and operations on the assumption that the JV Property will be funded solely on an equity basis;

(xiii)

is of such detail and scope as to be acceptable to any government department or public authority to which reports must be provided or applications must be made;

(xiv)

contemplates and identifies additional resources, any potential further project expansion and/or exploration potential (if applicable);

(xv)

includes estimates of exploration costs for ongoing exploration of the JV Property including during the Feasibility and Development Phase and after the commencement of Commercial Production within and outside the boundaries on which the Full Feasibility Study is based; and

(xvi)

includes a description of that part of the JV Property to be covered by the proposed mine (the "Area of the Mine").

(dd)

"Indicated Resource" has the meaning provided by the CIM Standards which is attached as Schedule C hereto;

(ee)

"Initial Exploration Period" means the period commencing on the day following the appointment of the technical team pursuant to section 5.1 which

(ff)

shall be evidenced by a written notice from the Manager to each Participant, and ending on the date that is one year following such date unless such period has been extended in accordance with this Agreement;

(gg)

"Initial JV Property" means the mining claims described in Schedule A including the Additional Claims described in Schedule A2;

(hh)

"Interest" means the undivided beneficial percentage interest of a Participant in the JV Property;

(ii)

"Joint Venture Technical Committee" means the Exploration Committee, Development Committee or Operating Committee formed pursuant to this agreement;

(jj)

"JV Property" means the claims and properties that are subject to this agreement from time to time;

(kk)

"LIBOR" means the rate for deposits in US currency on the date principal and interest is due pursuant to section 9.12, rounded to three decimal places, as appearing on the Reuters Screen LIBOR 01 page (or such other page or services as may replace it for the purpose of displaying London Interbank Offer Rates of prime banks for deposits in such US currency) at or about 11a.m. London time;

(ll)

"Lonmin Technical Services Costs" has the meaning provided in section 3.9;

(mm)

"Manager" means  the person appointed as manager with respect to the JV Property from time to time in accordance with this agreement;

(nn)

"Net Cash Flow" for any period means cash and cash equivalents (which for the avoidance of doubt includes any overdrafts) at the beginning of the period plus the difference resulting from the subtraction of Operating Costs paid during the period from all income received during the period.  For purposes of this definition Operating Costs will not include item (xi) of the definition of Operating Costs;

(oo)

"Net Smelter Royalty" shall have the meaning set out in Schedule D attached hereto;

(pp)

"Notification Date" has the meaning provided in section 7.1;

(qq)

"Operating Committee" means the Joint Venture Technical Committee appointed pursuant to section 9.1;

(rr)

"Operating Costs" means, for any period after commencement of Commercial Production, all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature actually incurred or chargeable directly by the Operator in connection with the operation of the JV Property as a mine during such period, which costs, expenses, obligations, liabilities and charges include, without duplication and without limiting the generality of the foregoing, the following:

(i)

all costs of or related to the mining and processing of Ore and the operation of the Facilities and all costs of or related to Product, including marketing, transportation, commissions and/or discounts,

(ii)

such amount of cash for working capital as is required for the operation of the JV Property as a mine pursuant to section 9.7,

(iii)

all costs of or related to operating employee facilities, including housing,

(iv)

all duties, charges, levies, royalties, interests, taxes (excluding taxes levied on the income of the Parties) and other payments imposed by any government or municipality or department or agency thereof upon or in connection with operating the JV Property as a mine or which are paid or payable to any local groups including as compensation for native land claims,

(v)

fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) of all persons directly engaged in respect of and for the benefit of the JV Property and all costs involved in paying for the food, lodging and other reasonable needs of such persons,

(vi)

all costs of consulting, legal, accounting, insurance and other services incurred by the Operator and directly related to the operation of the Facilities,

(vii)

all approved exploration expenditures incurred with respect to the JV Property after commencement of Commercial Production including both exploration within the Area of the Mine and outside the Area of the Mine,

(viii)

all annual capital costs for the normal efficient operation of the JV Property as a mine including all costs of construction, equipment and mine development including maintenance, repairs and replacements and all costs, including capital costs, associated with an Expansion,

(ix)

all costs in connection with or as a result of Environmental Laws incurred or to be incurred by the Operator,

(x)

any costs or expenses incurred or to be incurred by the Operator relating to the termination of the operation of the JV Property as a mine, including all contributions to the Contingency Fund pursuant to section 9.8;

(xi)

all required payments of principal, interest, fees and other costs associated with the Development Finance;

(xii)

Lonmin Technical Services Costs as approved by the relevant Joint Venture Technical Committee and in accordance with Schedule F;

(xiii)

the reasonable costs incurred by the representatives of the Participants attending meetings of the Operating Committee limited to not more than four representatives of Lonmin and a total of two from the Optionors attending any particular meeting; and

(xiv)

the fee payable pursuant to section 14.4;

less the amount of all insurance recoveries and settlements received during such period to the extent such recoveries and settlements were not deducted in any previous period and, except where specific provision is made otherwise, all Operating Costs will be determined in accordance with U.S. generally accepted accounting principles applied consistently from year to year but such costs shall not include any amount in respect of amortization of Costs, depletion or depreciation;

(ss)

"Operating Phase" means the period after which Commercial Production has commenced on the JV Property;

(tt)

"Operator" means the Participant acting as Operator with respect to the JV Property pursuant to this agreement and the Option Agreement and the Non-Operators means the Participants who are not the Operator at any given time;

(uu)

"Option Agreement" means the agreement dated as of October 1, 2002 as amended by an agreement dated April 2, 2003, both of which are attached as Schedule B hereto whereby PFN was granted the exclusive right and option to acquire a 50% undivided interest in and to certain mineral claims;

(vv)

"Optionors" means PFN and Freegold USA;

(ww)

"Ore" means all materials from the JV Property, the nature and composition of which, in the sole judgment of the Operator, justifies mining or removing from place and shipping and selling such material, or delivering such material to a plant for further processing;

(xx)

"Other Tenements" means all surface rights of and to any lands within or outside the JV Property including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the parties with respect to the JV Property;

(yy)

"Overruns" means all Costs which exceed those estimated under a Budget;

(zz)

"Participant" means any of Lonmin, Freegold USA, or PFN and their successors and permitted assigns that may own an Interest from time to time and "Participants" means together Freegold USA, Lonmin and PFN and their successors and permitted assigns;

(aaa)

"Party" means each of Lonmin, Freegold, Freegold USA and PFN and their successors and permitted assigns and Parties means together, Lonmin, Freegold, Freegold USA and PFN and their successors and permitted assigns;

(bbb)

"Permitted Encumbrances" means the Encumbrances described on Schedule H attached hereto;

(ccc)

"Product" means Ore at its highest stage of processing (by way of example, including but not limited to, concentrate and including material attributable to the joint venture by way of a custom treatment arrangement) as effected by or on behalf of the joint venture constituted with respect to the JV Property;

(ddd)

"Recording Expense" means the costs associated with the recording and registering of the Additional Claims in the name of Freegold USA with the appropriate governmental, state, local or federal authorities as appropriate which is, as of the date hereof , expected to be approximately US$60,000;

(eee)

"Second Exploration Period" means the period commencing immediately after the expiry of the Initial Exploration Period and terminating on the Feasibility Date;

(fff)

"Scope of Work" means a document approved by the relevant Joint Venture Technical Committee outlining the work proposed to be carried out during a given period of time;

(ggg)

"Staking Expense" means the US$19,700, as evidenced by an invoice from Freegold to Lonmin, which was incurred by Freegold USA in connection with the staking of the Additional Claims; and

(hhh)

"Supplies" means all tangible personal property of a non-capital nature (other than Product or Facilities) acquired or held by the Participants with respect to a JV Property;

2.

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1

Lonmin represents and warrants to each of Freegold, Freegold USA and PFN that, as of the date of this agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this agreement by Lonmin, this agreement will constitute a legal, valid and binding obligation of Lonmin enforceable against Lonmin in accordance with its terms except that:

(i)

enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;

(ii)

equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)

a court may stay proceedings before them by virtue of equitable or statutory powers; and

(iv)

rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party; and

(c)

neither the execution of this agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction or its constating documents.

2.2

Freegold represents and warrants to Lonmin that it owns all of the share capital of Freegold USA, free and clear of all Encumbrances and that Freegold USA has no other securities convertible or exchangeable into shares of Freegold USA nor has Freegold or Freegold USA entered into any agreement, warrant, option, right or privilege being capable of becoming an agreement, warrant, right or option for the purchase of any unissued securities of Freegold USA.  Freegold covenants to Lonmin that it will not Transfer (as such term is defined in section 17.1 hereof) the shares of Freegold USA except pursuant to the provisions of section 17 which restricts the Transfer of any Interests or rights in this agreement.  Freegold USA further covenants to Lonmin that during the term of this agreement it will not issue any securities of itself and Freegold covenants to Lonmin that it will not cause Freegold USA to issue any securities exchangeable into shares of Freegold USA.

2.3

PFN represents and warrants to Lonmin, as of the date of this agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of Alberta and has full corporate power and authority to execute and deliver this agreement and to observe and perform its covenants and obligations hereunder and in the Option Agreement and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this agreement by PFN, this agreement and the Option Agreement does constitute legal, valid and binding obligations of PFN enforceable against PFN in accordance with its terms except that:

(i)

enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;

(ii)

equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)

a court may stay proceedings before them by virtue of equitable or statutory powers; and

(iv)

rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this agreement nor the consummation of the transactions contemplated hereby or in the Option Agreement conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)

neither the execution of this agreement or the Option Agreement nor the consummation of the transactions contemplated hereby or thereby, result in a breach of the laws of any applicable jurisdiction or its constating documents;

(d)

it is in compliance with all applicable laws including all Environmental Laws and has obtained all necessary licences, permits and approvals necessary for its operations under all applicable Environmental Laws and to its knowledge there are no environmental audits, evaluations, assessments or studies relating to it or any of its subsidiaries;

(e)

Lonmin has been provided with true and complete copies of all agreements material to the Initial JV Property and to any other mining claims or interests in mining properties within the Area of Common Interest currently owned by PFN and there are no existing defaults by PFN or, to its knowledge, the other parties to such agreements;

(f)

the data and information in respect of PFN and its assets, liabilities, business, operations and capital provided by PFN to Lonmin was and is accurate and current in all material respects at the respective dates thereof and did not and does not now omit any data or information necessary to make any data or information provided not misleading in any material respects as of the respective date thereof;

(g)

PFN has the right to grant an interest in the Initial JV Property to the extent it has rights in the Initial JV Property pursuant to the Option Agreement;

(h)

it has all necessary permits, authorizations, licences, registrations and certificates necessary to carry on business in the State of Alaska as currently conducted and as contemplated by this agreement.

2.4

Freegold and Freegold USA each represent and warrant to Lonmin that, as of the date of this agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this agreement and to observe and perform its covenants and obligations hereunder and in the Option Agreement and has taken all necessary corporate proceedings and obtained all necessary approvals in

- 1 4 -

 respect thereof and, upon execution and delivery of this agreement by it, this agreement does constitute a legal, valid and binding obligations of it enforceable against it in accordance with its terms except that:

(i)

enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;

(ii)

equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)

a court may stay proceedings before them by virtue of equitable or statutory proceedings; and

(iv)

rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this agreement nor the consummation of the transactions contemplated hereby or in the Option Agreement conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)

neither the execution of this agreement or the Option Agreement nor the consummation of the transactions contemplated hereby and thereby, result in a breach of the laws of any applicable jurisdiction or its constating documents;

(d)

it is in compliance with all applicable laws including all Environmental Laws and has obtained all necessary licences, permits and approvals necessary for its operations under all applicable Environmental Laws and to its knowledge there are no environmental audits, evaluation, assessments or studies relating to it or any of its subsidiaries;

(e)

Lonmin has been provided with true and complete copies of all agreements material to the Initial JV Property and to any other mining claims or interests in mining properties within the Area of Common Interest currently owned by it and there are no existing defaults by it or, to its knowledge, the other parties to such agreements;

(f)

the data and information in respect of it and its assets, liabilities, business, operations and capital provided by it to Lonmin was and is accurate and current in all material respects at the respective dates thereof and did not and does not now omit any data or information necessary to make any data or information provided not misleading in any material respects as of the respective date thereof;

(g)

Freegold USA is the beneficial and registered owner of a 100% undivided interest in the Initial JV Property (other than the Additional Claims which have been validly staked but not registered and recorded with the appropriate government authorities) free and clear of all Encumbrances, other than the Permitted Encumbrances, and subject to the Option Agreement has the right to grant an interest in the Initial JV Property;

(h)

Schedule A and Schedule A2 accurately set out all the lands, mineral claims and other interests that comprise the Initial JV Property.  It has taken all steps and made all taxes, assessments, rental levies and other payments necessary to maintain the Initial JV Property in good standing under the laws of the State of Alaska and all of the mineral claims comprising the Initial JV Property except the Additional Claims have been validly and properly located, staked, tagged and recorded in accordance with the laws of Alaska and the Additional Claims have been properly located and staked in accordance with the laws of the State of Alaska but have not been registered and recorded;

(i)

no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Initial JV Property, nor is there any basis therefore, and other than as set out in the Option Agreement no other person is entitled to an agreement or option to acquire or purchase any of the Initial JV Property or any portion thereof, and no person has any royalty or other interest whatsoever, in production from any part of the Initial JV Property other than the Permitted Encumbrances; and

(j)

it has have all necessary permits, authorizations, licences, registrations and certificates necessary to carry on business in the State of Alaska as currently conducted and as contemplated by this agreement.

2.5

Freegold USA hereby covenants with Lonmin that it shall, as soon as practical after the date hereof but in any event within 90 days of the date the Additional Claims were staked, cause the Additional Claims to be recorded in Freegold USA's name in accordance with the laws of the State of Alaska.  If it appears as though the Recording Expense will be in excess of US$66,000 Freegold USA will obtain written approval from Lonmin prior to incurring the Recording Expense.

(a)

Within seven business days of the recording of the Additional Claims in Freegold USA's name with the appropriate governmental, state, local or federal authorities and Lonmin receiving (i) evidence satisfactory to it that such recording and staking of the Additional Claims has occurred; and (ii) an invoice of Freegold USA detailing the actual Recording Expense, the actual Staking Expense and Lonmin's half share thereof, Lonmin will reimburse one half of the actual Recording Expense and one half of the actual Staking Expense by way of bank transfer, wire transfer or such other means as is reasonably acceptable to Lonmin and Freegold USA.

(b)

Provided the Exploration Committee approves a Scope of Work and Budget for the first year of the Second Exploration Period, Lonmin will reimburse a further one half of the Recording Expense and a further one half of the Staking Expense.  In such event the total Recording Expense and the total Staking Expense will be classified as Exploration Costs for the first year of the Second Exploration Period.

2.6

Freegold, Freegold USA, and PFN each covenant with Lonmin that it will not amend or revise the Option Agreement in any way whatsoever without the prior written consent of Lonmin.

2.7

Freegold and Freegold USA each covenant with Lonmin that it shall, as soon as practical after the date hereof but in any event on or prior to June 15, 2003, stake and cause to be recorded in Freegold USA's name in accordance with the laws of the State of Alaska, Federal Lode claims QTUBL 2 and QTUBL 6.

2.8

The representations, warranties and covenants hereinbefore set out are conditions on which the Participants have relied in entering into this agreement and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this agreement.

3.

ASSOCIATION OF PARTICIPANTS

3.1

The Optionors hereby grant to Lonmin the exclusive right and option to acquire up to a 70% Interest (which Interest may be increased as set out in this agreement) in the JV Property, free and clear of all Encumbrances other than the Permitted Encumbrances, in accordance with the terms of this agreement.

3.2

Lonmin and the Optionors will become associated as joint venturers for the following limited functions and purposes:

(a)

to explore and, if deemed warranted as herein provided, to develop the JV Property and equip all or any part thereof for Commercial Production;

(b)

to operate the  JV Property; and

(c)

to engage in such other activities as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

3.3

All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the JV Property will be done, transacted, undertaken or performed in the name of the transacting Participant only and no Party will do, transact, perform or undertake anything in the name of any other Party or in the joint names of the Parties.

3.4

Except as otherwise expressed in this agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several.  Nothing contained in this agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Parties.  It is intended that this agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

3.5

Subject to section 3.10, each Participant will be liable for its Cost Share of Costs and any other costs associated with the development or operation of the JV Property as a mine at such time as the liability is incurred by the Operator as contemplated by this agreement.  Subject to section 3.10, each Participant will be liable for its Cost Share of any debts, liabilities or obligations arising from operations hereunder.

3.6

Subject to section 3.10, each Participant, in proportion to its Interest, will indemnify and hold the other Participants harmless from any claim of or liability to any third person asserted upon the ground that any action taken under this agreement has resulted in or will result in any loss or damage to such third person, to the extent, but only to the extent, that such claim or liability is paid by the other Participants in an amount in excess of the other Participants' Cost Share thereof and that, subject to the Manager's rights under section 14.1, each Participant has consented to such settlement.

3.7

Each of Freegold, Freegold USA, PFN and Lonmin will devote such efforts and resources as may be required to fulfil any obligation assumed by them hereunder.  In particular, Freegold, Freegold USA and PFN acknowledge that the knowledge, expertise and experience of their employees and consultants currently engaged in the exploration of the JV Property, is valued by Lonmin and Lonmin is induced to enter into this agreement based on this knowledge and expertise. Freegold, Freegold USA and PFN covenant with Lonmin to use their reasonable best efforts to continue to employ and retain or make available to the joint venture on an as needed basis such employees and consultants throughout the term of this agreement.  Except as specifically provided hereunder:

(a)

each Participant will be at liberty to engage, for its own account and without duty to account to the other Participants, in any other business or activity outside the joint venture constituted hereby, including the ownership and operation of any other mining permits, licenses, claims and leases wherever located;

(b)

no Participant will be under any fiduciary or other duty or obligation to the other Participants which will prevent or impede such Participant from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Participants hereunder outside of the Area of Common Interest; and

(c)

the legal doctrines of "corporate opportunity" or "business opportunity" sometimes applied to persons occupying a relationship similar to that of the Participants will not apply outside of the Area of Common Interest, with respect to participation by any Participant in any business activity or endeavour outside the joint venture constituted hereby, and, without implied limitation, a Participant will not be accountable to the other Participants for participation in any such business activity or endeavour outside the joint venture constituted hereby which is in direct competition with the business or activity undertaken by the joint venture.

3.8

If any Participant, directly or indirectly, has the opportunity to stake or otherwise acquires any mineral interest or right of any nature whatsoever, located wholly or in part in the Area of Common Interest, the Participant who has such opportunity (in this section the "Acquiring Participant") shall notify the Joint Venture Technical Committee in writing of that opportunity without undue delay, including the terms on which the mineral interest or right of any nature whatsoever is able to be acquired and an assessment of the likely benefits to the joint venture.  An Acquiring Participant may stake a mineral interest in its own name if the Acquiring Participant believes it is necessary to do so in order to preserve the opportunity to acquire such mineral interest.  In such event the Acquiring Participant will be staking the mineral claim subject to the rights of the Participants who are not the Acquiring Participant under this section and if a favourable decision is made pursuant to section 3.8(b), such mineral claim shall become subject to this agreement and form part of the JV Property on the basis contemplated by section 3.8(b).

(a)

The Joint Venture Technical Committee shall within 20 days from the date that the notice is given by the Acquiring Participant decide whether the joint venture wishes to stake or acquire the mineral claim.  If a favourable decision is made the Participants shall use reasonable endeavours to acquire or stake such mineral rights or interest of any nature whatsoever which shall become subject to this agreement and form part of the JV Property (the "Additional JV Property").  If the Joint Venture Technical Committee determines to stake or otherwise acquire the mineral interest or right of any nature whatsoever, the costs associated with staking or acquiring the Additional JV Property shall be joint venture costs which shall be Exploration Costs if the acquisition occurs during the Exploration Period, Feasibility Costs if the acquisition occurs during the Feasibility and Development Phase prior to the acceptance of a Full Feasibility Study by the Joint Venture Technical Committee, Development Costs if the acquisition occurs during the Feasibility and Development Phase after the acceptance of a Full Feasibility Study by the Joint Venture Technical Committee and Operating Costs if the acquisition occurs during the Operating Phase.

(b)

If the members of the Exploration Committee decide not to acquire or stake a mineral right or interest of any nature whatsoever in the Area of Common Interest pursuant to section 3.8(b), the Acquiring Participant may itself acquire or stake such mineral claim on terms not more favourable to the Acquiring Participant than those specified in the notice referred to in section 3.8(a) within three months of the giving of such notice.

(c)

The provisions of this section 3.8 shall continue to be binding on each Participant for a period of six months following the date this agreement terminates.

3.9

Lonmin will provide technical services to the joint venture during the Exploration Period with the unanimous approval of the Joint Venture Technical Committee and during all other phases when approved by the Joint Venture Technical Committee.  Such technical services when provided by Lonmin during any phase of this agreement will be provided by Lonmin in accordance with the provisions of Schedule F.  The fees charged by the Lonmin in accordance with such Schedule are called in this agreement the "Lonmin Technical Services Costs".

3.10

Notwithstanding any other provisions of this agreement, PFN, Freegold and Freegold USA shall be responsible for, and shall indemnify and hold Lonmin harmless from, any claim or liability resulting from breaches of Environmental Laws in respect of the JV Property prior to such time as it becomes subject to this agreement.

3.11

PFN agrees that its rights under the Option Agreement are subject to and subordinated to Lonmin's right to earn an Interest pursuant to this agreement.  For the purposes of this agreement, the Optionors hereby covenant and agree to act as a single Participant for the entire term of the Option Agreement when making nominations to the Joint Venture Technical Committees.  In the event of a dispute as between Freegold and Freegold USA on the one hand and PFN on the other hand as to the identity of such representatives, Lonmin shall be entitled to rely on the Optionor with the greater Interest or if the Interest held by two Optionors is the same, the Optionor which is the Operator or was most recently the Operator, without any liability attaching to Lonmin in any manner whatsoever by virtue of such reliance.

3.12

The Interest of the Optionors will be determined by the operation of this agreement and the Option Agreement.  The Optionors agree to keep Lonmin fully informed as to the status of the Option Agreement including its termination and the Interests of the Optionors in the JV Property.  If the Option Agreement terminates and PFN ceases to have any rights under the Option Agreement, PFN shall remain liable for any and all obligations under this agreement until the date of such termination.  Freegold and Freegold USA will thereafter be entitled to all rights of PFN and be responsible for all obligations of PFN, Freegold and Freegold USA under this agreement and shall indemnify and hold Lonmin harmless from any liabilities associated with such termination.

3.13

Lonmin acknowledges that pursuant to the terms of the Option Agreement, PFN's obligation to fund certain expenditures may be satisfied by virtue of Lonmin funding certain Costs in accordance with the terms of this agreement.

3.14

If this agreement refers to an obligation of the Optionors to Lonmin, including but not limited to the obligation to pay a Net Smelter Royalty to Lonmin, such obligation shall be a joint and several obligation of the Optionors to Lonmin.

3.15

The allocation of Costs for tax purposes shall be in accordance with a Participant's portion of the Costs actually incurred and not in accordance with the deemed expenditures set out in section 11.  For the avoidance of doubt, Exploration Costs and Feasibility Costs which Lonmin funds in accordance with this agreement shall be allocated to Lonmin for tax purposes, whilst Development Costs and Operating Costs shall be allocated to the Participants to reflect the amounts actually expended by each Participant.

4.

EARNING OF INTEREST BY LONMIN

4.1

The Participants will have such Interest in the JV Property as is determined from time to time in accordance with this section 4 and section 11 and Freegold USA and PFN shall have their Interests determined by this agreement and the Option Agreement.  The Interest of each Participant expressed as a percentage shall be rounded to the third decimal place.

4.2

Upon the execution of this agreement Freegold, Freegold USA and PFN will collectively have a 100% Interest and Lonmin will have a 0% Interest in the JV Property.

4.3

At such time as an Indicated Resource is determined to exist on a JV Property in accordance with section 7.1 and Lonmin has decided to commence a Full Feasibility Study pursuant to section 7.1 within the timeframe specified therein, Lonmin shall earn a 60% Interest in the JV Property and the Optionors shall have their collective Interest in the JV Property reduced to 40%.  Upon funding the Feasibility Costs and delivering a Full Feasibility Study on or prior to the Feasibility Deadline pursuant to section 8.11(b) in respect of the JV Property, Lonmin will earn a further 10% Interest in the JV Property and the Optionors will have their collective Interest in the JV Property reduced by a corresponding 10% resulting in their collective Interest being 30% whether or not such Full Feasibility Study is approved by the Development Committee.

4.4

During the Initial Exploration Period Lonmin shall fund a minimum US$815,000 in Exploration Costs relating to the JV Property, subject to the provisions of sections 4.5, 4.7, 4.8 and 4.9.  During the Second Exploration Period, Lonmin may elect to fund Exploration Costs.  Provided Lonmin funds a minimum of US$1 million per year in Exploration Costs during the first three years of the Second Exploration Period, the JV Property will remain subject to this agreement and Lonmin's option will remain in good standing.  During each subsequent year in the Second Exploration Period, provided Lonmin funds a minimum of US$750,000 per year in Exploration Costs in respect of the JV Property, the JV Property will remain subject to this agreement and Lonmin's option will remain in good standing.

4.5

For purposes of the calculation of minimum expenditures in section 4.4, to the extent that Lonmin funds any expenditures in excess of the relevant minimum amount of US$815,000 in the case of the Initial Exploration Period, US$1 million per year in respect of the first three years of the Second Exploration Period and US$750,000 per year in each subsequent year in the Second Exploration Period, such excess amount shall be credited towards the amount Lonmin is required to fund in a subsequent period or year.

4.6

Freegold USA shall hold title to the JV Property in trust for the Participants in proportion to each Participant's Interest.  When Lonmin earns an Interest in the JV Property, Freegold USA and Freegold shall, at Lonmin's request and without undue delay, cause title of the JV Property to be recorded in Lonmin's name in trust for the other Participants in proportion to each Participants' Interest.

4.7

Lonmin may, at its option, meet any of the minimum expenditures specified in section 4.4 by making a cash payment to Freegold by wire transfer or certified cheque made payable to Freegold within the time periods specified in section 4.4.  Notwithstanding anything else contained in this agreement, Lonmin shall have the right to terminate this agreement, and the joint venture formed pursuant to this agreement, at any time upon 60 days written notice.  Upon such termination each Participant shall have such obligations and rights to Assets as set out in section 21 and Lonmin shall have the obligation, within 30 days of the receipt of the final determination of the financial results of the Joint Venture pursuant to section 13 and Schedule J hereof, to make a cash payment to the Optionors in proportion to their Interest as determined by this agreement and the Option Agreement by wire transfer or certified cheque in an amount equal to the short fall, if any, between US$815,000 and the amount of the Exploration Costs on the JV Property funded by Lonmin in the Initial Exploration Period if such termination occurs during the Initial Exploration Period, or, if such termination occurs during the Second Exploration Period an amount equal to the difference between the Exploration Costs established in an approved Scope of Work and Budget, which will take into account any Exploration Costs in excess of the minimum required incurred in the prior year, and the amount of such Exploration Costs funded by Lonmin with respect to such Scope of Work and Budget.

4.8                             Notwithstanding anything else in this agreement, if Lonmin fails to fund the minimum expenditures specified in section 4.4 primarily through the failure of the Optionors to act (or the failure of a nominee of the Optionors on a Joint Venture Technical Committee to act), or because of circumstances which prevent the Operator from performing its obligations as Operator, or predominantly as a result of actions taken by the Optionors (or actions taken by a nominee of the Optionors on a Joint Venture Technical Committee) then Lonmin shall have such longer period of time as is reasonable under the circumstances to meet its minimum expenditures.

4.9                            If an Indicated Resource is established on the JV Property in accordance with the provisions of Section 7.1, the funding obligations of Lonmin shall be suspended for up to the six month period that Lonmin has available to decide, with the approval of its board of directors, to commence a Full Feasibility Study and the only costs to be incurred in connection with the JV Property shall be the minimum required to maintain the JV Property in good standing.  If the Feasibility and Development Phase commences during the term of a Scope of Work and Budget, such Scope of Work and Budget will be replaced by a Scope of Work and Budget approved by the Development Committee and Lonmin will have no obligations with respect to the replaced Scope of Work and Budget.  The termination date of the Initial Exploration Period and for Lonmin's obligation to fund Exploration Costs for any year within the Second Exploration Period shall each be extended for such period of up to six months.

5.                     EXPLORATION PERIOD

5.1                           During the Exploration Period supervision of operations will be the responsibility of the Exploration Committee appointed pursuant to section 6.1.  The Exploration Committee shall within 10 days of the execution of this agreement appoint a Manager for the JV Property during the Exploration Period, who shall devote his time primarily and as a first priority to the joint venture and be responsible for implementing all Scope of Works and Budgets approved by the Exploration Committee.  The Manager cannot be a representative of one of the Participants on the Exploration Committee and may be removed and replaced only by vote of the Exploration Committee.  The Manager shall appoint a technical team as soon as possible to assist him in his duties, which at the request of Lonmin may include an employee or consultant of Lonmin or an Associated Company of Lonmin who is acceptable to the Manager acting reasonably, whose services will be charged on the same basis as the technical personnel contemplated by Schedule D.  Upon appointing the technical team the Manager shall send a notice to each Participant indicating that the technical team has been appointed and that as a consequence the Initial Exploration Period has commenced.  In accordance with the Option Agreement, PFN will initially be the Operator during the Exploration Period, providing administrative and technical assistance and facilities necessary to support the activities of the Manager in compliance with the directions of the Exploration Committee and acting as the contracting party on behalf of the Participants.  Subject to the right of Lonmin to be the Operator of the JV Property pursuant to this agreement in certain circumstances, which right shall be paramount, the Operator of the JV Property during the Exploration Period shall be determined by the Option Agreement.  The rights and duties of the Exploration Committee, Manager and Operator are further specified in sections 5, 6, and 14.

5.2

Exploration Costs will only be incurred under and pursuant to a Scope of Work and Budget.  The initial Scope of Work and Budget is attached as Schedule E hereto.  All forecasts and subsequent Scope of Works and Budgets during the Exploration Period must be approved by the Exploration Committee in accordance with section 6.

5.3

The Manager will prepare with the assistance of the Operator and submit to the Exploration Committee the Scope of Work and Budget proposed by the Manager for each Fiscal Year by the previous January 1st.  Notwithstanding anything else in this Agreement, the Manager shall call a meeting of the Exploration Committee to be held on or prior to January 31st at which the Scope of Work and Budget for the next Fiscal Year, the forecast for the current Fiscal Year and an indicative forecast of Exploration Costs for the next year are presented and considered.  The Scope of Work and Budget for each Fiscal Year shall be approved by the previous March 1st.  If the Manager and Operator fail to prepare and submit a Scope of Work and Budget within such time a Participant who is not the Operator shall have the right to prepare and submit a Scope of Work and Budget to the Exploration Committee and the provisions of this section will apply, mutatis mutandis, to such Scope of Work and Budget.  If the Manager or the Operator believes an amendment to the Scope of Work and Budget is necessary or advisable the Manager or the Operator, as the case may be, shall immediately notify the Participants and call a meeting of the Exploration Committee pursuant to section 6.9 to consider such amendment.  Such amendment may be agreed to in writing by the members of the Exploration Committee pursuant to section 6.5.

5.4

Lonmin shall be solely responsible for funding the Exploration Costs which are contained in Scope of Works and Budgets approved by the Exploration Committee in accordance with section 6.  Notwithstanding the foregoing, the Operator will be responsible for maintaining the JV Property in good standing at the expense of the joint venture including payment of all taxes and land maintenance charges, with such expenses being Exploration Costs.

5.5

During the Exploration Period the Operator may only engage an Associated Company of itself or another Party to provide services, supplies, equipment or machinery hereunder with the approval of Lonmin such approval not to be unreasonably withheld.  For the avoidance of doubt, Lonmin shall not withhold its approval if the Operator demonstrates that the Associated Company has been engaged on terms no more favourable to the Associated Company than those that could be obtained from a party dealing at arm's length to the Operator and the other Party and with substantially the same experience and expertise as the Associated Company.

5.6

During the Exploration Period Lonmin may at any time upon ten days written notice have access to all contracts and the terms of all agreements which the Operator has entered into.  If Lonmin believes that the Operator is entering into contracts with third parties as a result of negligence, bad faith or willful misconduct and that the third parties who are entering into contracts with the Operator are either not qualified to perform the contracted services or are charging rates which are excessive in the circumstances, Lonmin may request that the Operator cease entering into agreements with such third party and cancel any existing contracts with such third party at the sole expense of the Operator.

6.

EXPLORATION COMMITTEE

6.1

The Participants will establish an Exploration Committee consisting of two members and up to two alternate members representing Lonmin and two members and up to two alternative members representing, collectively, the Optionors.  The initial nominees of the Participants in the Exploration Committee shall be as set out in Schedule I attached hereto.  A representative of Lonmin will be the chairman of the Exploration Committee during the Exploration Period.  The Exploration Committee will have the rights, powers and obligations set out in section 5 and this section 6 with respect to the JV Property during the Exploration Period.

6.2

Lonmin may from time to time revoke in writing the appointment of its member(s) of the Exploration Committee and appoint in writing another in his place and the Optionors may collectively revoke in writing the appointment of their member(s) of the Exploration Committee and appoint another in his place.  Either Lonmin or, collectively, the Optionors may from time to time in writing appoint one alternate member for a member theretofore appointed by such Participant.  Alternate members may attend meetings of the Exploration Committee, and in the absence of a member, his alternate may vote and otherwise act in his stead and place.  Whenever any member or alternate member votes or acts, his votes or actions will for all purposes of this agreement be considered the actions of the Participant or Participants whom he represents.  The Participants will give written notice to each other from time to time as to names, addresses and telephone numbers of their respective members and alternates on the Exploration Committee.

6.3

Meetings of the Exploration Committee during the Exploration Period will be held as required but in any event not less frequently than every three months.  A meeting of the Exploration Committee may take place by means of conference telephones or other communication facilities by which means the members or their alternates participating in the meeting can hear each other.  The persons participating in a meeting in accordance with this section will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum therefor and be entitled to speak and vote thereat.

6.4

The Operator will consult freely with the Exploration Committee and the members thereof during the Exploration Period, and keep them fully advised of all material developments and results.

6.5

Voting by the Exploration Committee during the Exploration Period may be conducted by verbal, written, electronic or facsimile ballot.  A resolution in writing approving a matter to be acted upon by the Exploration Committee, signed by all the members of the Exploration Committee or their alternates, is as valid as if it had been passed at a meeting of the Exploration Committee.  Electronic and facsimile signatures are expressly consented to.

6.6

A quorum of any meeting of the Exploration Committee will consist of not less than one member from Lonmin and one member in total from the Optionors.  If a quorum is not present within 120 minutes after the time fixed for holding any such meeting, the meeting will be adjourned to the next following business day at the same time and place.  At the adjourned meeting the members or alternate members present in person (which may be only one person) will form a quorum and may transact the business for which the meeting was originally convened.

6.7

Each member of the Exploration Committee during the Exploration Period present at any meeting shall have one vote on all decisions of the Exploration Committee.

6.8

All decisions of the Exploration Committee during the Exploration Period will be by affirmative vote of a majority of votes represented by voting members in attendance.  In the event of a vote which results in an equal number of votes for a matter and against a matter, the Chairman of the Exploration Committee appointed pursuant to section 6.1 shall have the deciding vote.

6.9

Meetings of the Exploration Committee may be called by any Participant or the Manager by giving fourteen days' notice to the other Participants.  The Participants may unanimously agree to abridge this notice period and any member of the Exploration Committee attending a meeting called with less than ten days' notice shall be deemed to have waived the notice requirement unless such member states that its sole purpose for attending such meeting is to object to the lack of adequate notice.  Notice of any Exploration Committee meeting will be given at least ten days prior to the date fixed for such meeting.  All meetings will be held in Vancouver, Canada unless otherwise agreed to by both Participants.  The reasonable costs of not more than two representatives of Lonmin in preparing for and attending meetings of the Exploration Committee shall be charged to Exploration Costs.  There will be included with a notice of meeting such material and data as may be reasonably required to enable the members of the Exploration Committee to determine the position they should take in respect of any vote or election to be made at such meeting.  Any member of the Exploration Committee may request, at any time prior to a meeting, such additional information from the Operator and/or Manager as is reasonably required for the purposes of the meeting and such information shall be provided to all members of the Exploration Committee.

6.10

The Manager and Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing such records to the Non-Operator Participants unless a Non-Operator Participant calls such meeting in which case such Non-Operator Participant shall have the responsibility to distribute the notice and the agenda and the Manager shall have the responsibility of keeping records of the proceedings.  Draft minutes of meetings of the Exploration Committee shall be distributed within five business days after any meeting.  If a member of the Exploration Committee has any material comments or suggested material revisions on the draft minutes they shall be sent to the Manager within ten business days of the receipt of the draft minutes.  The Manager shall recirculate revised minutes within five days thereafter.  If a member of the Exploration Committee does not provide material comments on draft minutes or revised minutes within ten days then such member shall be deemed to have approved such minutes.

6.11

The Exploration Committee will, without limiting any of its powers as specified elsewhere in this agreement, have the exclusive right, power and authority to:

(a)

approve, modify, or reject or request the revision of, any Scope of Work and Budget proposed during the Exploration Period; and

(b)

approve a form of accounting procedure for all Exploration Costs, such procedure to be consistent with those attached as Schedule G hereto.

6.12

Notwithstanding any other provision of this agreement, in the event Lonmin determines acting reasonably that during the Exploration Period any person or entity, or any group of persons or entities acting jointly or in concert (the "Controlling Group") cause a change of effective control of PFN or Freegold and Lonmin determines, acting reasonably that the Controlling Group, PFN or Freegold or the successor to PFN or Freegold to this Agreement, as the case may be, is either: (i) not able or willing to adequately perform the role of Operator because of lack of experience, technical expertise, poor management or desire, or (ii) is acting to frustrate this agreement either by its actions or inactions in its role of Operator or the actions or inaction on the part of its nominees to the Exploration Committee, Lonmin shall have the right to become Operator of the JV Property upon 30 days written notice to the Participants.

7.

FEASIBILITY AND DEVELOPMENT PHASE

7.1

If  Lonmin determines in its sole discretion that an Indicated Resource has been established on the JV Property, it shall so advise the Exploration Committee in writing giving details of the Indicated Resource and the date such notice is given shall be the Notification Date for the purposes of this agreement (the "Notification Date").

(a)

If  Lonmin makes a decision with the approval of its board of directors within six months of the Notification Date to commence a Full Feasibility Study it shall immediately send notice of such decision to the Exploration Committee and Lonmin shall be deemed to have earned a 60% Interest pursuant to section 4.3 of this agreement as of the date such notice is sent (the "Feasibility Date").

(b)

If  Lonmin determines in its sole discretion that an Indicated Resource has been established on the JV Property and either (i) Lonmin does not make a decision with the approval of its board of directors within six months of the Notification Date to commence a Full Feasibility Study; or (ii) Lonmin does not complete a Full Feasibility Study which is delivered to the Development Committee prior to the Feasibility Deadline, Lonmin shall be granted a 1.8%

Net Smelter Royalty over the JV Property in exchange for its rights and obligations under this agreement.  Lonmin's right to such Net Smelter Royalty shall survive the termination of this agreement and the Optionors' obligation to pay such Net Smelter Royalty shall be joint and several.

7.2

The Exploration Period shall end, and the Feasibility and Development Phase shall commence, on the Feasibility Date with respect to the JV Property.  The Feasibility and Development Phase for the JV Property may comprise the following stages each of which may commence at such time as the Development Committee determines:

(a)

preparation of such scoping and pre-feasibility studies and the undertaking of such further exploration as the Development Committee may deem advisable;

(b)

preparation and delivery of a Full Feasibility Study on or prior to the Feasibility Deadline;

(c)

decision whether to undertake the development of a mine; and

(d)

implementation of the development plan for any such mine, including the securing of any required Development Finance.

7.3

During the Feasibility and Development Phase supervision of operations with respect to the JV Property will be the responsibility of the Development Committee appointed pursuant to section 8.1.  The Development Committee shall, when it determines it to be necessary after the commencement of the Feasibility and Development Phase, appoint a Manager for the JV Property, who shall be responsible for implementing all Scope of Works and Budgets approved by the Development Committee.  The Manager may be removed and replaced only by the vote of the Development Committee.  The Participants recognise that a different individual may need to be appointed as Manager once a decision to take the JV Property into feasibility and development is made.  The Optionors recognise the need for continuity in the technical team during the transition from the Exploration Period to the Feasibility and Development Phase and agree with Lonmin to use their reasonable best efforts to provide access to their employees and consultants to the technical team as reasonably required by Lonmin.  The Optionors also agree to allow Lonmin to enter into contractual arrangements with its employees and consultants to provide services to the joint venture on terms which are customary for the service being provided and as approved by the Development Committee.  During the Feasibility and Development Phase Lonmin shall have the option exercisable at any time upon providing 30 days written notice to be the Operator with respect to the JV Property.  Lonmin shall remain Operator until such time as it ceases to have at least a 50% Interest in the JV Property.  Until such time as Lonmin elects to exercise such option, the Operator shall be determined in accordance with the Option Agreement.  The Operator during the Feasibility and Development Phase shall provide administrative and technical services and facilities necessary to support the activities of the Manager in compliance with the directions of the Development Committee and shall act as the contracting party (where necessary) on behalf of the Participants.  The rights and duties of the Development Committee, Manager and Operator during the Development Phase are further specified in sections 7, 8 and 14.

7.4

The Manager of the JV Property will prepare with the assistance of the Operator and submit to the Development Committee an initial Scope of Work and Budget no later than 30 days prior to the commencement of activity during the Feasibility and Development Phase.  With respect to each Fiscal Year following the period covered by the initial Scope of Work and Budget, a Scope of Work and Budget will be prepared and submitted to the Development Committee not less than 120 days prior to the commencement of such Fiscal Year.  At such meeting as the Development Committee considers the Scope of Work and Budget, the Development Committee will also be presented with and consider a forecast for the current Fiscal Year together with an indicative forecast for the next Fiscal Year.

7.5

Feasibility Costs will only be incurred pursuant to a Scope of Work and Budget approved by the Development Committee in accordance with section 8.  Lonmin shall be responsible for funding all such Feasibility Costs.  If the Manager or the Operator believes an amendment to the Scope of Work and Budget is necessary or advisable, the Manager or the Operator, as the case may be, shall immediately notify the Participants and call a meeting of the Development Committee pursuant to section 8.9 to consider such amendment.  Such amendment may be agreed to in writing by the members of the Development Committee pursuant to section 8.5.

7.6

Lonmin will use reasonable commercial efforts to provide Development Finance itself or to arrange Development Finance from third parties, or any combination thereof, in amounts and on terms which are commercially reasonable and customary for projects such as the JV Property.  It is understood that this obligation of Lonmin is not meant to imply that the Development Finance will not bear a cost to the Optionors.  The terms of the Development Finance will be approved by the Development Committee.  In connection with any third party financing Lonmin will provide, if necessary, a pre-completion guarantee (but shall not be obligated to provide performance guarantees) to the providers of the Development Finance on terms which are customary for transactions of a size and nature such as the JV Property provided that such Development Finance shall be non-recoursable to the Optionors although the Optionors' Interest in the JV Property may be subjected to a security interest.  Nothing herein shall require Lonmin on behalf of itself or the Participants to (i) enter into forward sales, hedging contracts, puts, calls or similar derivative contracts for any reason including in order to obtain Development Finance, or (ii) provide price support or political risk insurance or title insurance in connection with the Development Finance which items under (ii) if provided will be Development Costs. Whether the Development Finance is provided by a third party or by Lonmin, Lonmin shall be entitled to an annual fee equal to 1.25% of the amount of the Development Finance outstanding attributable to PFN or Freegold from time to time, payable by PFN and Freegold quarterly in advance, commencing on the earlier of the closing of the Development Finance or at the time the first funds are advanced.  Lonmin agrees to use its commercially reasonable best efforts to (i) arrange for third party Development Finance which allows 20% of Net Cash Flow to be distributed to the Participants each month provided such arrangements are available on terms which are commercially reasonable and customary for projects such as the JV Property, or (ii) to provide the Development Finance itself on terms which allow 20% of Net Cash Flow to be distributed to the Participants each month provided such arrangements are available elsewhere on terms which are commercially reasonable and customary for projects such as the JV Property.

7.7

Lonmin shall send a notice to Freegold USA and PFN of the terms for the Development Finance which Lonmin has arranged, subject to acceptance as set out in section 7.8.  If all of the Development Finance is to be provided by a third party Lonmin shall deliver not less that two term sheets to PFN and to Freegold USA from third party providers of finance who are experienced and knowledgeable of projects similar to the JV Property together with an indication of which term sheet Lonmin recommends for Development Finance.  If Lonmin is to provide all or part of the Development Finance it shall deliver not less than two term sheets to Freegold USA and PFN from third party providers of finance who are experienced and knowledgeable of projects similar to the JV Property together with the terms of Development Finance which Lonmin will provide and an indication of which term sheet Lonmin recommends for the balance, if any, of the Development Finance to be provided by a third party.  If Lonmin is to provide all or part of the Development Finance itself, Lonmin shall provide its rationale as to why the terms on which it is proposing to provide the Development Finance are, when considered in their totality, no less favourable to PFN and Freegold USA than the terms proposed by the third parties.

7.8

Within 21 days of each Optionor receiving the notice described in section 7.7 of this agreement, each Optionor shall send a notice to Lonmin stating one of the following:

(a)

The terms of the Development Finance as arranged and recommended by Lonmin are acceptable to it and that it will do all things and execute all such documents as may be reasonably required to close such Development Finance within the time period specified in the relevant term sheet.

(b)

The Optionor wishes to transfer its entire Interest to Lonmin for an amount of cash equal to the product of such Optionor's Interest (expressed as a decimal) multiplied by 2.5 multiplied by the Costs incurred by Lonmin to the date of the notice sent by Lonmin pursuant to section 7.7, in which case both Lonmin and the Optionor must do all things and execute all such documents as may be reasonably required to give timeous effect to such transfer within 30 days.

(c)

The terms, other than those specified in section 7.8(b), on which the Optionor is willing to transfer its entire Interest to Lonmin in which case Lonmin must provide written notice within 21 days of receipt of such notice as to whether it will accept  such terms.  If Lonmin is willing to accept such terms, Lonmin and the Optionor will do all things and execute all such documents as are reasonably required to give timeous effect to such transfer of Interest to Lonmin within 30 days.  If Lonmin indicates that such terms are not acceptable to it, the Optionor shall, within 30 days of receiving the notice from Lonmin described in this section 7.8(c) be entitled to enter into a binding definitive agreement with a third party to transfer its entire Interest to the third party on terms no less favourable to the Optionor than those in the notice.  If the Optionor is unable to enter into such a binding agreement to transfer its

Interest within such 30 day period, it must accept the terms of the Development Finance as arranged and recommended by Lonmin.

8.

DEVELOPMENT COMMITTEE

8.1

The Participants will, as soon as is practicable after the commencement of the Feasibility and Development Phase, establish a Development Committee for the JV Property consisting initially of three members and up to three alternate members representing Lonmin and two members and up to two alternate members representing, collectively, the Optionors, unless there is only one Optionor remaining in which case such Optionor shall be entitled to one member and one alternative member on the Development Committee.  At such time as Lonmin has earned an additional 10% Interest in the JV Property in accordance with section 4.3 by delivery of a Full Feasibility Study to the Development Committee pursuant to section 8.11(b), Lonmin shall be entitled to a fourth member on the Development Committee.  A representative of Lonmin will be the chairman of the Development Committee for the JV Property during the Feasibility and Development Phase.  The Development Committee will have the rights, powers and obligations specified in this section 8 and section 7 during the Feasibility and Development Phase.

8.2

A Participant may from time to time revoke in writing the appointment of its member(s) to the Development Committee and appoint in writing another in his place.  A Participant may from time to time in writing appoint one alternate member for a member theretofore appointed by such Participant.  Alternate members may attend meetings of the Development Committee, and in the absence of a member, his alternate may vote and otherwise act in his stead and place.  Whenever any member or alternate member votes or acts, his votes or actions will for all purposes of this agreement be considered the actions of the Participant whom he represents.  The Participants will give written notice to each other from time to time as to names, addresses and telephone numbers of their respective members and alternates on the Development Committee.

8.3

Meetings of the Development Committee will be held as required but in any event not less frequently than every three months.  A meeting of the Development Committee may take place by means of conference telephones or other communication facilities by which means both Participants or their alternates participating in the meeting can hear each other provided the Development Committee meets in person not less than twice per Fiscal Year.  The persons participating in a meeting in accordance with this section will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum therefor and be entitled to speak and vote thereat.

8.4

The Manager and Operator will consult freely with the Development Committee during the Feasibility and Development Phase and the members thereof, and keep them advised of all material developments and results.

8.5

Voting by the Development Committee may be conducted by verbal, written, electronic or facsimile ballot.  A resolution in writing approving a matter to be acted upon by the Development Committee, signed by all the members of the Development Committee or their alternates, is as valid as if it had been passed at a meeting of the Development Committee.  Electronic and facsimile signatures are expressly consented to.

8.6

A quorum of any meeting of the Development Committee will consist of not less than two members, two alternate members or one member and one alternate member, representing both Lonmin and collectively the Optionors.  If a quorum is not present within 120 minutes after the time fixed for holding any such meeting, the meeting will be adjourned to the next following day at the same time and place.  At the adjourned meeting the members or alternate members present in person (which may be only one person) will form a quorum and may transact the business for which the meeting was originally convened.

8.7

Each member of the Development Committee will be entitled to one vote on all decisions of the Development Committee.

8.8

Subject to section 8.12 (b), all decisions of the Development Committee will be by the affirmative vote of a majority of the votes represented by voting members in attendance.  During the Feasibility and Development Phase, in the event of a vote which results in an equal number of votes for a matter and against a matter, the chairman of the Development Committee appointed pursuant to section 8.1 shall have the deciding vote.

8.9

Meetings of the Development Committee may be called by either Participant or the Manager by giving 14 days' notice to the other Participant.  The Participants may agree to abridge this notice period and any member of the Development Committee attending a meeting called with less than 14 days' notice shall be deemed to have waived the notice requirement unless such member states that their sole purpose for attending such meeting is to object to the lack of adequate notice.  Notice of any Development Committee meeting will be given at least ten days prior to the date fixed for such meeting, unless otherwise agreed by both Participants.  All meetings will be held at such place as may be determined by the Operator.  The reasonable costs of not more than four representatives of Lonmin and not more than two members in total from the Optionors in preparing for and attending meetings of the Development Committee shall be charged to Development Costs and funded in the manner contemplated by section 7.6.  There will be included with a notice of meeting the proposed agenda and such material and data as may be reasonably required to enable the members of the Development Committee to determine the position they should take in respect of any vote or election to be made at such meeting.  If a Full Feasibility Study is to be considered by the Development Committee then such material shall be provided to the members at least 30 days prior to the meeting.  At such meeting, the Participants may make suggestions for any revisions or amendments to the proposed Full Feasibility Study.  The Manager and the Operator shall give such suggestions due consideration but shall be under no obligation to adopt them into the Full Feasibility Study.

8.10

The Manager and Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing such records to the Non-Operator Participants unless a Non-Operator Participant called such meeting in which case the Non-Operator Participant who called such meeting shall have the responsibility to distribute the notice and the agenda and the Manager shall have the responsibility of keeping records of the proceedings.  Draft minutes of meetings of the Development Committee shall be distributed within five business days after any meeting.  If a member has any material comments or suggested material revisions to the draft minutes they shall be sent to the Manager within ten business days of the receipt of the draft minutes.  The Manager shall recirculate revised minutes within five business days thereafter.  If a member of the Development Committee does not provide material comments on draft minutes or revised minutes within ten days then such member shall be deemed to have approved such minutes.

8.11

During the Feasibility and Development Phase the Development Committee will, without limiting any of its powers as specified elsewhere in this agreement, have the exclusive right, power and authority to:

(a)

approve, modify, or reject or request the revision of any Scope of Work and Budget proposed by the Operator and to request additional information in connection with same;

(b)

receive a completed Full Feasibility Study from Lonmin prior to the Feasibility Deadline;

(c)

receive, approve, modify, reject or request the revision of a Full Feasibility Study;

(d)

approve a form of accounting procedure for all Costs to be charged to the Participants, such procedure to be consistent with those attached as Schedule G attached hereto;

(e)

determine to commence activity associated with any Scope of Work and Budget to develop a mine to Commercial Production, in relation to the JV Property or a portion thereof it being understood that such determination by the Development Committee will be subject to the approval of the board of directors of Lonmin.  Lonmin will seek such approval within 60 days of such decision by the Development Committee; and

(f)

determine to develop a mine to Commercial Production.

8.12

(a)

Notwithstanding anything else in this agreement, the approval by the Development Committee of the Full Feasibility Study is subject to the approval of the board of directors of Lonmin.  Lonmin agrees to use its reasonable best efforts to seek such approval within 60 days of the approval by the Development Committee and shall notify the Development Committee of such approval as soon as practical thereafter.

(b)

Notwithstanding anything else in this agreement, a Full Feasibility Study which contemplates average annual production of 50,000 ounces or less of platinum group metals and gold under steady state conditions following the commencement of the Commercial Production shall require the unanimous approval of the Development Committee.  The Participants  will use their reasonable best efforts to reach unanimous consensus on such a Full Feasibility Study, and if the matter is put to a vote and is not so approved, the matter will be voted on again at a meeting of the Development Committee to be held not more than 30 days after the meeting of the Development

Committee at which unanimous approval was not achieved.  If unanimous approval is not achieved at such meeting, each Participant shall nominate an executive director who is not a member of the Development Committee and who shall use their reasonable efforts to resolve the matter.  During any such period when a consensus cannot be reached only the Costs essential to keep the JV Property in good standing shall be incurred and all timeframes or deadlines set out in this agreement shall be suspended.

(c)

Any Full Feasibility Study other than a Full Feasibility Study described in section 8.12(b) is subject to approval as described in section 8.8.

8.13

Following the approval by the Development Committee of the Full Feasibility Study, the Development Committee may consider and approve a Scope of Work and Budget and the terms of the Development Finance and make a decision to develop a mine to Commercial Production.  Such approval is subject to the approval of the board of directors of Lonmin and Lonmin will seek such approval within 120 days of such approval by the Development Committee.  Subject to section 8.14, if a Scope of Work and Budget have not been approved or if the activity described in an approved Scope of Work and Budget has not commenced by the date which is four years following the approval by the Development Committee of the Full Feasibility Study, as a result of an act or a failure to act of Lonmin, Lonmin shall prepare an offer to sell its Interest in the JV Property to PFN and Freegold USA, pro rata to their Interest or in such other proportion as PFN and Freegold may agree, for an amount of cash equal to the Costs incurred by Lonmin on the JV Property multiplied by 2.5.  If PFN and Freegold USA both notify Lonmin within 60 days that such terms are acceptable to it, Lonmin shall transfer its Interest in the JV Property, pro rata to their Interest, to PFN and Freegold USA on such terms as were specified in the notice and each Participant shall execute such documents as are reasonably necessary to complete such transfer which must close within 60 days of the acceptance notice being sent by the latter of Freegold USA and PFN.  If only one of PFN or Freegold USA notify Lonmin that such terms are acceptable to it within 60 days then Lonmin shall transfer its entire Interest to such Participant on such terms as were specified in the notice.  If the transfer does not close within 60 days of the acceptance notice being sent by the latter of Freegold USA and PFN, Lonmin may transfer its Interest in the JV Property to a third party on terms not less favourable to Lonmin than those specified in the offer to PFN or Freegold USA.  If Lonmin is unsuccessful in finding a third party buyer on such terms within 60 days, Lonmin shall prepare an offer to sell its Interest to Freegold USA and PFN, pro rata to their Interest or in such other proportion as PFN and Freegold USA may agree, on terms more favourable to PFN and Freegold USA than the original offer.  Freegold and PFN shall have 30 days to determine if they will purchase Lonmin's Interest on such terms.  If either Freegold or PFN notify Lonmin that they will purchase Lonmin's Interest on such terms such purchase shall close within 30 days of the latter of such acceptance notices being delivered.  If only one of PFN and Freegold USA send such notice, Lonmin's entire Interest will be transferred to such Participant and if both PFN and Freegold USA send such notice then Lonmin shall transfer its Interest to PFN and Freegold USA pro rata to their Interest.  If the purchase does not close within 30 days of such acceptance notices being given or if both Freegold USA or PFN determine not to purchase Lonmin's Interest in the first 30 days, Lonmin may sell its Interest to a third party on terms no less favourable to Lonmin than those described in the revised offer.  If Lonmin is unable to sell its Interest by the date which is one year following the date Lonmin sent a notice to PFN and Freegold USA offering to sell its Interest for the Costs incurred by Lonmin on the JV Property multiplied by 2.5, Lonmin shall receive a 2.5% Net Smelter Royalty over the JV Property in exchange for all its Interest and its other rights and obligations under their agreement.  Lonmin's right to receive this Net Smelter Royalty shall survive the termination of this Agreement and the Optionors obligation to pay such Net Smelter Royalty shall be joint and several.

8.14

The four year period referred to in section 8.13 shall be temporarily suspended during any period in which the results of the Full Feasibility Study would not reasonably recommend that the JV Property be put into Commercial Production due to changes in anticipated financial performance because the assumptions in the Full Feasibility Study including those relating to interest rates, metal prices and exchange rates used in the Full Feasibility Study were not those prevailing in the market place during such suspended period instead of those actually used.

9.

OPERATING PHASE

9.1

The Participant designated as Operator in accordance with section 7 shall continue to be the Operator of the JV Property after the commencement of Commercial Production and the Development Committee (renamed the Operating Committee) will continue to supervise the operations of the JV Property.  The Operating Committee will appoint a Manager.  The Manager, Operator and Operating Committee will have the powers specified in sections 7, 8, 9 and 14.  Other than as set out in this section 9, the rules regarding meetings of the Operating Committee shall be identical to those set out in section 8.  After the commencement of Commercial Production, all mining operations on the JV Property will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of an operating year, subject to any revisions and amendments during the Operating Year.  The first operating year will be the period from the commencement of Commercial Production to the next following September 30th, and thereafter each operating year will coincide with the Fiscal Year (an "Operating Year").

9.2

Prior to the beginning of each Operating Year the Manager with the assistance of the Operator will prepare and deliver to the other Participants (the "Non-Operators") an operating plan for the ensuing Operating Year (an "Operating Plan").  The Operating Plan applicable to the first Operating Year will be submitted not later than four months prior to the date estimated by the Manager as the date of commencement of Commercial Production, and the Operating Plan for each subsequent Operating Year will be submitted not later than four months prior to the commencement of the Operating Year to which such Operating Plan relates.  The Operator may propose an amendment to any Operating Plan at any time before or after it has been approved, such amendment to be subject to approval in the same manner as an Operating Plan must be approved as set out in this section 9.  Any amendment to the Operating Plan approved by the Operating Committee will be an Operating Plan from the date of such approval.  Each Operating Plan will contain, with reference to the Operating Year to which it relates, the following:

(a)

a plan of proposed operations including, without limiting the generality of the foregoing, particulars together with the appropriate supporting documents, studies and assessments of any special items such as:

(i)

an Expansion although no Expansion may be proposed as part of an Operating Plan within 12 months following the commencement of Commercial Production without the consent of all the Participants,

(ii)

additional general exploration of the JV Property outside the Area of the Mine which is not contemplated in the Full Feasibility Study,

(iii)

opening and equipping additional operations on the JV Property,

(iv)

a substantial or radical departure from development or mining plans previously followed by the Operator,

(v)

the cost of care and maintenance for any temporary curtailment or cessation of operations, or

(vi)

the cost of any permanent curtailment or cessation of operations;

(b)

a detailed estimate of all monthly Operating Costs plus a reasonable allowance for contingencies;

(c)

an estimate of the quantity of Product to be produced;

(d)

such other facts and figures as may be necessary to give the Non-Operators a reasonably complete picture of the results the Manager and Operator plan to achieve, and the Manager and Operator will promptly supply to the Non-Operators any additional or supplemental information which the Non-Operators may reasonably require in respect of the Operating Plan;

(e)

a forecast for the results of the current Operating Year; and

(f)

an indicative forecast of the annual Operating Costs and results for the next two Operating Years.

9.3

The Non-Operators will have 30 days from receipt of any annual Operating Plan, or a proposed revision or amendment to an approved Operating Plan, within which to consider such Operating Plan, revision or amendment to an Operating Plan, following which a meeting of the Operating Committee will be held to deal with any objections and alternative proposals.  The proposed Operating Plan, or revision or amendment to an Operating Plan, will then be voted on by the Operating Committee.  If either of the Non-Operators object to an Operating Plan, or revision or amendment to an Operating Plan, on the basis of any of the items set out in sections 9.2 it must specify the reasons for the objection and provide any suggested amendments or modifications in writing to the Participants together with all necessary documents to allow the Participants to make a decision, within 25 days of the receipt of the Operating Plan, or revision or amendment to an Operating Plan.  The Operator will have the right to modify the Operating Plan, or revision or amendment to an Operating Plan, as suggested by the

Non-Operators.  If a Non-Operator elects or is deemed to elect not to participate in the Operating Plan, or revision or amendment to an Operating Plan, the other Participants may elect to bear such Non-Operator's Cost Share of the Operating Costs pro rata to their Interests, or on such other basis as they may agree, in which event the Non-Operator will be diluted in accordance with section 11.1(i) and such Non-Operator shall have lost its right to participate in any future Contributing Budget.  If a Non-Operator is entitled to elect to participate and elects to participate in the Operating Plan, the Non-Operator shall bear its Cost Share of the Operating Plan revision or amendment to an Operating Plan.  If the Operator elects not to participate in an Operating Plan, or revision or amendment to an Operating Plan, the Non-Operators may elect to bear, pro rata to their Interest or on such other basis as the Non-Operators may agree, the Operator's Cost Share of the Operating Costs in which case the Operator will be diluted in accordance with section 11(i) and shall cease to be the Operator.

9.4

Based upon the budget to implement an approved Operating Plan submitted to and approved by the Operating Committee as the same may be revised from time to time the Operator will submit to the Non-Operator on or before the 15th day of each month an estimate of the cash requirements for the next month which will show:

(a)

separately, the estimated cash disbursements which the Participants will be required to make for Operating Costs and any other approved expenditures;

(b)

the extent, if any, to which such disbursements will be satisfied out of cash in the Operating Fund (as hereinafter defined) after allowing for the cash balance to be maintained in the Operating Fund;

(c)

the amounts, if any, which were credited to each Participant in the immediately preceding month;

(d)

the Cost Share of the Operating Costs which each Participant will be required to furnish for such disbursements or, to be advanced by the Operator on behalf of the Non-Operators pursuant to section 10.6; and

(e)

the account into which the required funds are to be deposited.

9.5

Within 10 days after the receipt of each such cash estimate, the Participants will each remit their respective Cost Share required under section 9.4(d) and if one Participant fails to pay all or any part of its Cost Share pursuant to section 9.4(d) (the "Non-Contributing Participant") the other Participants on a basis pro rata to their Interests, or on such other basis as they may agree (the "Contributing Participants"), will be entitled to pay the unpaid share of that Non-Contributing Participant.  If the Contributing Participant(s) pay(s) such unpaid share, the Non-Contributing Participant will be diluted in accordance with section 11.1(ii) and the Non-Contributing Participant will have lost its right to pay all or any part of its Cost Share of the remaining part of that annual Operating Plan and any future Contributing Budget.  If there is more than one Non-Contributing Participant, the Contributing Participant shall be entitled to pay the unpaid shares of the Non-Contributing Participants and the Non-Contributing Participants shall be diluted in accordance with section 11.1(ii) and the Non-Contributing Participants shall lose their right to pay all or part of their Cost Share of the remaining part of that annual Operating Plan and any future Contributing Budget.  If a Contributing Participant does not wish to pay its portion of the unpaid Cost Share, the other Contributing Participant may elect to pay the entire unpaid Cost Share of the Non-Contributing Participant.

9.6

Prior to incurring any Operating Costs hereunder or as soon as reasonably practicable thereafter, the Operator will open an account or accounts with bank(s) approved by the Operating Committee for the purpose of establishing and maintaining therein at all times a cash fund (the "Operating Fund") from which Operating Costs will be paid by the Operator or from which the Operator may be reimbursed for Operating Costs spent by it.

9.7

All money contributed by the Participants will be deposited in the Operating Fund including the sums provided for in section 9.4.  The total amount of deposits in the Operating Fund, regardless of the source thereof, will be equal to the estimated gross Operating Costs of the Operator for the then current and next succeeding month as estimated in the Operating Plan then in effect.

9.8

The Manager and the Operator will establish and administer the Contingency Fund to which the Participants will be obligated to contribute in accordance with their respective Interests and as specified in the approved Scope of Works and Operating Plan, in and as Operating Costs.  Contingency Fund monies, if any, will be invested and re-invested by the Operator in such liquid investments as the Operating Committee may from time to time authorize.  To the extent possible under then existing tax laws, the Contingency Fund will be set up and administered in such a manner as to provide the most beneficial tax treatment to the Participants.

9.9

If the Interest of any Participant is transferred (the "Transferring Participant") pursuant to section 11, then the Transferring Participant will remain liable for its Cost Share of all Operating Costs chargeable to it as of the date of such transfer (other than any Cost Share which it has not paid but which has led to a recalculation of each Participant's Interest pursuant to section 11.1) as well as all liabilities and obligations relating to operations conducted on the JV Property, calculated at the time such liabilities and obligations arose.  If the Non-Transferring Participants require it to do so, the Transferring Participant will secure to the satisfaction of the Non-Transferring Participant with the greatest Interest its Cost Share of the costs of reclamation of the surface lands to the JV Property and other environmental rehabilitation as may be required, such Cost Share to be determined on the basis of the Interest the Transferring Participant had at the time the events giving rise to such liabilities occurred.  For the avoidance of doubt, a Participant's share of the Development Finance at any time shall be equal to its Interest in the JV Property from time to time.

9.10

If the Net Cash Flow for any month is positive such Net Cash Flow will be dedicated as follows:

(i)

firstly, to make the required payments of principal, interest, fees and other costs associated with the Development Finance including the fees payable to Lonmin pursuant to section 7.6 of this agreement;

(ii)

secondly, to make any payments in arrears in connection with the item (i) above;

(iii)

thirdly, with respect to a Participant's pro rata share of the Net Cash Flow, to satisfy that Participant's obligations to the other Participants under this agreement;

(iv)

fourthly, to satisfy each Participant's obligations under section 9.5 of this agreement for the next month;

(v)

fifthly, to satisfy the Operating Fund requirements set out in section 9.7;

(vi)

sixthly, to make the payments described in section 14.4; and

(vii)

lastly, to be distributed to the Participants pro rata to the Participant's Interest in the JV Property.

9.11

If the Net Cash Flow for any month is negative, each Participant must contribute its Cost Share of such shortfall together with its Cost Share of any required payments of interest, fees and other costs associated with the Development Finance, including the fees payable to Lonmin pursuant to section 7.6 of this Agreement.  If a Participant fails to make such a contribution within 30 days, it will be diluted in accordance with section 11.1(ii) and shall lose its future right to contribute its Cost Share under this section 9.11, and to any future Contributing Budget.

9.12

If the Net Cash Flow for any month is negative during the first 12 months following the commencement of Commercial Production, Lonmin shall provide, at an Optionor's written request, funds for that month on a loan basis to such Optionor for the purpose of allowing such Participant to contribute that Optionor's Cost Share of the shortfall described in section 9.11.  Notwithstanding anything else in this section 9.12, Lonmin shall be under no obligation to provide such funds to the Optionor more than twice in such 12 month period.  The principal amount of the advance plus interest at a rate equal to LIBOR plus1.50% shall be repayable on or prior to the date which is 90 days following such advance.  If an Optionor is in default of such repayment obligation its Interest shall be adjusted in accordance with section 11.1(ii) and such Optionor shall lose its right to contribute its Cost Share under section 9.11 and to any future Contributing Budget.

10.

PARTICIPANTS CONTRIBUTIONS TO PROGRAMS

10.1

Within ten days of the approval by the Operating Committee of a Contributing Budget each Participant will give written notice to the other Participants stating whether or not it elects to contribute its Cost Share of such Contributing Budget.  Failure to give notice pursuant to this section within such ten day period will be deemed to be an election by a Participant not to contribute its Cost Share of such Contributing Budget.

10.2

If one Participant (in this subsection, the "Non-Contributing Participant") does not elect within 10 days of the election or deemed election described in section 10.1 to contribute its Cost Share of a Contributing Budget approved by the Operating Committee pursuant to section 10.1 then the other Participants (in this subsection, the "Contributing Participants"), may within 10 days of the election or deemed election in section 10.1 contribute their pro rata Cost Share which would have been incurred under or pursuant to such Contributing Budget by the Non-Contributing Participant, in addition to their own Cost Share, and thereafter the Contributing Budget will proceed.  If both Contributing Participants elect to contribute the Non-Contributing Participant's Cost Share of a Contributing Budget, then such contribution shall be pro rata to their Interest, and if only one of the Contributing Participants make such election it shall contribute all of the Cost Share of the Non-Contributing Participant.  No Contributing Budget which is not fully subscribed will proceed.  If the Non-Contributing Participant does not elect to contribute its Cost Share of a Contributing Budget, the Interests of the Participants will thereafter be adjusted pursuant to section 11.1(i) and the Non-Contributing Participant shall lose its right to participate in any future Contributing Budget.

10.3

An election to fund a Contributing Budget will make a Participant liable to pay its Cost Share of all of the Costs actually incurred under or pursuant to such Contributing Budget, including Overruns.

10.4

If it appears to the Manager acting reasonably that Costs for any given month or period will exceed by greater than 10% those estimated under a Scope of Work and Budget, the Manager will immediately call a meeting of the Joint Venture Technical Committee and give written notice to the Participants outlining the nature and estimated amount of the Overruns and the amount and timing of required additional Costs to be paid by the Participants together with the estimated effect on Net Cash Flow.  The Joint Venture Technical Committee will meet within seven days of such notice to consider any remedial action to limit the Overruns or approve the Overruns.

10.5

If a Participant has elected not to contribute its Cost Share of a Contributing Budget pursuant to section 10.1 (in this subsection, the "Non-Contributing Participant") then within 30 days after the conclusion of the period covered by the Scope of Work and Budget the Manager shall report the total amount of Operating Costs incurred for such Scope of Work and Budget.  If less than 80% of the Costs specified in a Scope of Work and Budget were expended, the Non-Contributing Participant may notify in writing the Contributing Participant or Participants within 15 days of receipt of the notification of the total amount of the Operating Costs incurred of its election to reimburse the Contributing Participant or Participants for their pro rata share of 120% of the Non-Contributing Participant's Cost Share of the Operating Costs expended in order to maintain the Interest it had in the JV Property prior to being diluted as a result of its failure to contribute its Cost Share of such Scope of Work and Budget.  The Non-Contributing Participant shall deliver such amount to the Contributing Participant or Participants, pro rata, with such notice.  All recalculations under this section 10.5 shall be effective as of the first day of the applicable Scope of Work and Budget.  The Operator on behalf of the Participants shall make such reimbursements, reallocations, contributions and other adjustments as are necessary so that each Participant will be placed in the same position had it originally paid its Cost Share of the applicable Scope of Work and Budget.  For the purposes of future calculations under section 11, the Non-Contributing Participant will be deemed to have contributed its Cost Share of the relevant Scope of Work and Budget.

10.6

Notwithstanding section 10.4, in case of emergency, the Operator may make any expenditures and take any actions it deems necessary to safeguard life, property and the environment, to protect the JV Property (or part thereof) or to comply with law or government regulation.  The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care.  To the extent possible, the Operator will use the Operating Fund to cover such expenditures.  The Operator will, as promptly as possible, report the emergency or unexpected event and the amounts expended or proposed to be expended by it to the other Participants.  The other Participants will, within 30 days of a request therefor by such a Participant, pay to the Operator, or the Operating Fund if expenditures were made from the Operating Fund, its Cost Share (calculated as at the time such expenditures were incurred) of such emergency or unexpected expenditures (all of which will be deemed to be Costs) or have its Interest diluted in accordance with section 11.1 (i).

11.

ADJUSTMENT OF INTERESTS

11.1

The level of the respective Interests of the Participants in the JV Property will be as determined by section 4 of this agreement and the Option Agreement so long as each Participant contributes its Cost Share of every Contributing Budget as set out in sections 9 and 10.  At any time and from time to time after a Participant (the "Non-Contributing Participant") has elected or is deemed to have elected not to contribute its Cost Share of a Contributing Budget pursuant to section 10.1 or 10.6 the percentage level of such Participant's Interest in the JV Property will be calculated in accordance with section 11.1(i).  If a Participant fails to remit its Cost Share of the monthly cash requirements of a Contributing Budget in which it elected to participate in accordance with section 9.5 the percentage level such Participant's Interest in the JV Property will be calculated in accordance with section 11.1(ii).

(i)

NPI =

A + B + C

D + E + F

(ii)

NPI =            A + B + C
                      D + E + (3xF)

Where:

NPI =

Non-Contributing Participant's Interest in the JV Property after each calculation

A =

The expenditures deemed to be incurred by the Non-Contributing Participant in respect of the Exploration Costs, Feasibility Costs and Development Costs expended on the JV Property.

B =

The expenditures incurred by the Non-Contributing Participant in connection with the JV Property in funding all Contributing Budgets other than the current Contributing Budget under which the Non-Contributing Participant's Interest is being diluted.

C =

The expenditures incurred by the Non-Contributing Participant in connection with the JV Property in funding the current

            Contributing Budget under which the Non-Contributing Participant's Interest is being diluted.

D =

The total Exploration Costs, Feasibility Costs and Development Costs incurred by the Participants in connection with the JV Property.

E =

The total expenditures incurred by the Participants in connection with the JV Property in funding all Contributing Budgets other than the current Contributing Budget under which the Non-Contributing Participant's Interest is being diluted.

F =

The total expenditures incurred by the Participants in connection with the JV Property in funding the current Contributing Budget under which the Non-Contributing Participant's Interest is being diluted.

(iii)

If each Contributing Participant elects to bear the Cost Share of the Operating Costs of the Non-Contributing Participant, they shall have their collective Interest in the JV Property increased by an amount equal to the percentage by which the Non-Contributing Participant's Interest decreased by virtue of section 11.1(i) or (ii) as applicable. The individual increase of each Contributing Participants' Interest shall be pro rata to its contribution to the Cost Share of the Non-Contributing Participant.

(iv)

If only one Contributing Participant elects to bear Cost Share of the Operating Costs of the Non-Contributing Participant, it shall have its Interest increased by an amount equal to the percentage by which the Non-Contributing Participant's Interest decreased and the other Contributing Participant's Interest will remain unchanged.

(v)

If there are two Non-Contributing Participants  and the Contributing Participant elects to contribute the Cost Share of the Non-Contributing Participants, the Contributing Participant shall have its Interest increased by an amount equal to the percentage by which the Non-Contributing Participants' Interest collectively decreased.

(vi)

For the purposes of this section Lonmin will be deemed to have spent 70% of all Exploration Costs, Feasibility Costs and Development Costs up to the commencement of Commercial Production, Freegold USA will be deemed to have spent 15% of all Exploration Costs, Feasibility Costs and Development Costs up to the commencement of Commercial Production and PFN will be deemed to have spent 15% of all Exploration Costs, Feasibility Costs and Development Costs up to the commencement of Commercial Production.

11.2

If as a result of an adjustment pursuant to section 11.1 or for any other reason, the Interest of a Participant is reduced to 5% or less (the "Diluted Participant"), the Diluted Participant will forfeit its Interest to the Remaining

Participants (the "Remaining Participants"), pro rata to the Remaining Participants' Interest, for no compensation and shall cease to be a Participant. Upon such transfer, the Diluted Participant will forthwith execute and deliver to the Remaining Participants all such documents as may, in the opinion of counsel for the Remaining Participants, be necessary to transfer to the Remaining Participants all Interest of the Diluted Participant in the JV Property.

11.3

Any reduction or forfeiture of a Diluted Participant's Interest shall not relieve that Diluted Participant of its share of any liability, whether it accrues before or after such reduction or forfeiture, arising out of operations conducted prior thereto.  For the purposes of the foregoing, such Diluted Participant's share of such liability will be equal to its Interest at the time such liability was incurred.  The increased Interest accruing to the Remaining Participant as a result of the reduction of the Diluted Participant's Interest shall be free of royalties, liens or other encumbrances arising through the Diluted Participant, other than those existing at the time the JV Property was acquired or those associated with Development Finance or those to which both Participants have given their written consent.

(a)

For the avoidance of doubt, a Participant's share of the Development Finance at any time shall be equal to its Interest in the JV Property from time to time.

(b)

An adjustment to an Interest need not be evidenced during the term of this agreement by the execution and recording of appropriate instruments, but each Participant's Interest will be shown in the books of the Operator.  However, any Participant, at any time upon the request of another Participant, will execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property is located.

11.4

If a Participant is to receive a Net Smelter Royalty pursuant to this Agreement or to receive cash for its Interest, the other Participants shall be permitted to off-set such payments against any money owing or owed under this Agreement.

12.

DISPOSITION OF PRODUCTION

12.1

The Operator shall, as agent and for the account and at the expense and risk of the Participants, sell all Product from the JV Property.  The Operator shall be entitled to deduct, without duplication, from the sale proceeds all costs of or related to stockpiling or marketing such Product including, without limitation, transportation, storage, processing fees, commissions, and discounts.  Proceeds from the sale by the Operator of Product pursuant to this section will be calculated at the end of each calendar month and will be paid monthly within 21 days after the end of each such calendar month following payment by each Participant of its respective Cost Share of Operating Costs outstanding as at the end of that calendar month.

12.2

Notwithstanding anything else contained in this section, Lonmin shall have the right to purchase all or any portion of the Product sold under section 12.1 on the terms established pursuant to Schedule F attached hereto.  Notwithstanding anything else in this agreement, Lonmin may transfer, carry, mortgage, assign, grant an option in respect of or grant a right to purchase or in any manner transfer a licence to or agree to transfer or alienate its rights under this section 12.2.  Lonmin's rights under a definitive offtake arrangement entered into pursuant to section 2 of Schedule F shall survive termination of this agreement and shall be enforceable by Lonmin whether or not it has an Interest in the JV Property, provided that if Lonmin has no Interest in the JV Property it shall not have the right to renew the definitive offtake agreement as provided for in section 2.3 of Schedule F.

13.

AUDIT

13.1

The Operator's records relating to the joint venture will be audited annually at the end of the Fiscal Year by an independent firm of chartered accountants appointed by the Joint Venture Technical Committee in accordance with U.S. generally accepted accounting procedures and upon completion of such audit:

(a)

any adjustments required by such audit will be made forthwith;

(b)

a copy of the audited statements will be delivered to the Participants within 30 days of the end of the Fiscal Year, and all such accounts and records will be deemed to be correct and accurate unless questioned by a Participant within 45 days following the delivery of such audited statements; and

(c)

all reasonable information required by any Party to this Agreement in order for such party to prepare its financial reports in accordance with any local laws or requirements to which it is subject shall be provided by the firm of chartered accountants appointed by the Operating Committee to such Participant at the expense of such Party.

(d)

A Participant (the "Auditing Participant"), at reasonable times and upon not less than seven days' notice to the other Participant, will have the right to inspect, audit and copy the Operator's accounts and records relating to the joint venture for any Fiscal Year within 15 days from the receipt of the audited accounts for such Fiscal Year at its own expense.  The Auditing Participant will make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.  If the audit by an Auditing Participant is concluded within two months from the end of the Fiscal Year in question and indicates a difference of more than 3% of earnings before interest and tax from the amount determined by the firm of chartered accountants appointed by the Joint Venture Technical Committee, then the accounts will be re-audited by a third independent firm of chartered accountants whose decision will be final.  If the results of the third audit indicate a difference of more than 3% of earnings before interest and tax from the amount determined by the independent firm of chartered accountants appointed by the Joint Venture Technical Committee, then appropriate adjustments to the audited accounts will be made.  Any audit will be at the expense of the Auditing Participant unless an adjustment to the audited accounts is made in accordance with this section in which case the expenses will be borne by the joint venture.

13.2

The Operator shall keep all accounting records in accordance with the procedures set out in Schedule G attached hereto.

14.

AUTHORITY, DUTIES AND OBLIGATIONS OF THE OPERATOR AND MANAGER

14.1

Subject to the control and direction of the relevant Joint Venture Technical Committee, the Manager of the JV Property will have full authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration, development or operation of the JV Property or the applicable part thereof.  Without limiting the generality of the foregoing this authority includes the authority to:

(a)

implement a Scope of Work and Budget approved by the Participants in accordance with this agreement;

(b)

subject to the approval of the Operator, employ and engage such employees, agents, and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;

(c)

after giving notice to the Participants, prosecute or defend all litigation arising out of operations conducted hereunder, but the Manager will not incur legal expenses in excess of $10,000 in the Exploration Period, $100,000 in the Feasibility and Development Phase or $200,000 after the commencement of Commercial Production or settle any lawsuit, claim or demand involving an aggregate amount or value exceeding $10,000 in the Exploration Period, $100,000 in the Feasibility and Development Phase or $1 million after the commencement of Commercial Production without the approval of the Non-Operators, and the Non-Operators may join in the prosecution or defence of such litigation at their expense.

14.2

The Manager will have such duties and obligations as the relevant Joint Venture Technical Committee may from time to time determine including, without limiting the generality of the foregoing, the following duties and obligations:

(a)

to implement applicable Scope of Works and Budgets;

(b)

to manage, direct and control all exploration, development and production operations in, on and under the JV Property, in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations of the State of Alaska and the applicable federal laws of the United States of America;

(c)

to prepare and deliver to each of the members of the relevant Joint Venture Technical Committee:

(i)

within 15 days of the end of each month, written monthly progress reports of the work completed in the last calendar month and results obtained in a form acceptable to the Joint Venture Technical Committee which shall include all management accounts,

(ii)

comprehensive annual reports in form acceptable to Lonmin on or before the day which is 30 days following the end of the Fiscal Year covering the activities hereunder and results obtained during the Fiscal Year immediately preceding, accompanied by copies of all data, reports and other information on or with respect to the JV Property not already provided, and

(iii)

during periods of active field work, timely information on any material results obtained, accompanied by copies of all relevant data, reports and other information concerning such results;

(d)

subject to the terms and conditions of this agreement, to keep the JV Property in good standing and free and clear of Encumbrances (except Permitted Encumbrances) arising from operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by either Participant), and to proceed with all diligence to contest or discharge any lien that is filed;

(e)

to account to the Participants for all contributions to Costs and for all insurance recoveries, settlements and other receipts;

(f)

to maintain true and correct books, accounts and records of operations hereunder in accordance with U.S. generally accepted accounting principles, consistently applied and such other information as Lonmin may reasonably request in order to allow it to prepare its financial statements in accordance with its regulatory requirements and to cause to be prepared and delivered to the relevant Joint Venture Technical Committee, as applicable, audited financial statements of the joint venture on or before 30 days following each Fiscal Year;

(g)

to permit each Participant, at its own expense, to inspect, take abstracts from or audit any or all of the records and accounts during normal business hours;

(h)

to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the JV Property, and to provide proof of such insurance coverage to the Participants on request, to reflect the addition of any mortgagee as permitted by this agreement, to prosecute all insurance claims and not to settle or compromise any insurance claims in excess of $10,000 during the Exploration Period, $100,000 during the Feasibility and Development Phase or $1,000,000 after commencement of Commercial Production without the approval of the Participants;

(i)

to permit each Participant or its representatives duly appointed in writing, at its own expense and risk, access to the JV Property, and all data derived from carrying out work hereunder, provided that in exercising such right the Non-Operator will not unreasonably interfere with the activities of the Manager and the Operator and that the Non-Operator and its representatives will defend, indemnify and save harmless the Manager from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of the Non-Operator or its representatives in connection with access to the JV Property, and the records of the Manager under this paragraph (i) including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(j)

to arrange for and maintain workers' compensation or equivalent coverage for all eligible employees engaged by it in accordance with local statutory requirements; and

(k)

to perform his/her duties and obligations in a manner consistent with good exploration and mining practices.

14.3

The Operator will have such duties and obligations as the relevant Joint Venture Technical Committee may from time to time determine including, without limiting the generality of the foregoing, the following duties and obligations:

(a)

to provide administrative and technical assistance and facilities necessary to support the activities of the Manager in compliance with the directions of the relevant Joint Venture Technical Committee;

(b)

subject to section 4.6, to  hold title to the JV Property in trust for the Participants and take all steps required under this Agreement to maintain the relevant JV Property in good standing under the laws of  the State of Alaska; and

(c)

to transact, undertake and perform all necessary transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of all the Participants but in the Operator's name only.

14.4

In order to fairly compensate the Operator for services rendered during the period after the commencement of Commercial Production the Operator shall receive from the joint venture an amount equal to 1.9% of total proceeds received from the sale of the Product derived from the Ore mined from the JV Property (the "Fee"), payable as follows:

(a)

within 20 days after the end of each month the Operator shall submit to the Non-Operator a statement reflecting revenue (turnover) received from the sale of Product during the preceding month and within 20 days the Non-Operators shall pay, pro rata to their respective Interests, to the Operator amounts which together equal the Fee in respect of that month;

(b)

total remuneration payable to the Operator in respect of any Fiscal Year shall be based on an adjusted basis for such Fiscal Year in accordance with the audited financial statements of the joint venture for that year and an appropriate amount shall be paid to or refunded by the Non-Operators, as the case may be, within 14 days of the finalization of the audited financial statements.

15.

SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

15.1

Subject to sections 15.2 each Participant agrees that all information obtained hereunder and the terms of this agreement will be the exclusive property of the Participants and will not be publicly disclosed and this agreement will not be provided to any third party or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction (in which case the Participant being compelled to disclose such information shall give the other Participant reasonable notice), or with the written consent of the other Participant, such consent not to be unreasonably withheld.

15.2

Consent to disclosure of information pursuant to section 15.1 will not be unreasonably withheld where a Participant wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its Interest or its rights as contemplated in this agreement, provided that such third party first enters into a written agreement with the other Participants that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others on terms satisfactory to the other Participants acting reasonably.

16.

LIMITED CHARGING

16.1

Notwithstanding the provisions of sections 17 or 19, but solely following commencement of Commercial Production and repayment of any Development Financing, a Participant may, at any time, mortgage, charge or otherwise encumber the whole or any part of its Interest but only upon the condition that the holder of such encumbrance (the "Chargee"), first enters into a written agreement with the other Participants in a form satisfactory to counsel for such other Participant, binding upon the Chargee, as set out in sections 16.2 and 16.3.

16.2

If the Chargee is not engaged, directly or indirectly, in metal mining or exploration:

(a)

the Chargee may take possession of the encumbering Participant's Interest subject to the terms of this agreement; and

(b)

any disposition by the Chargee of the encumbering Participant's Interest will be conducted in accordance with section 17 of this agreement.

16.3

If the Chargee is engaged, directly or indirectly, in metal mining or exploration:

(a)

the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Interest and that such encumbrance will be subject to the provisions of this agreement;

(b)

the Chargee's remedies under the encumbrance will be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Interest to the other Participants in accordance with section 17, or failing such disposition, at a public auction to be held after 90 days' prior notice to the other Participants, such sale to be subject to the purchaser entering into a written agreement with the other Participants whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this agreement; and

(c)

if the Interest of any Participant is reduced to zero, the right of such Participant to act as Participant will cease.

17.

RESTRICTIONS ON ALIENATION

17.1

No Participant (the "Transferor") will, directly or indirectly, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate or agree to transfer or alienate (all of which are collectively referred to in this section 17 and section 19 as a "Transfer") any or all of its Interest or its rights under this agreement or the Option Agreement or in the JV Property, except as provided in this section 17.

17.2

No Transfer of a Participant's Interest in the JV Property or rights under this agreement or the Option Agreement will be effective unless the Transferor has given notice of the Transfer as required by section 17.4, is not in default of any term or provision of this agreement at the time of Transfer and until any proposed assignee, transferee, purchaser, grantee or encumbrancer of such Interest or rights under this agreement ("Transferee") has executed and delivered to the remaining Participant:

(a)

In the case of the Transfer of all of a Participant's rights under this agreement or the Option Agreement, an agreement in form and substance satisfactory to counsel for the remaining Participants, related to this agreement or the Option Agreement, as applicable, containing:

(i)

a covenant by such Transferee with the remaining Participants to perform all of the obligations of the Transferor to be performed under this agreement or the Option Agreement, as applicable, in respect of the Interest or rights under this agreement or the Option Agreement as applicable, to be received by the Transferee; and

(ii)

a provision subjecting any further Transfer of such Interest or rights under this agreement or the Option Agreement, as applicable, to the provisions of this section 17, and

(iii)

unless consented to by the remaining Participants (such consent can include reasonable conditions for the protection of the remaining Participants) , the Transferor will remain liable for the performance of all obligations assumed by the Transferee in default of the performance thereof by the Transferee. For greater certainty, any transfer of one Participant's Interest must include an acknowledgement that the other Participants have an Interest and other rights under this agreement;

(b)

No transfer permitted by this section 17 will relieve the transferor of any liability, whether accruing before or after such Transfer, which arises out of operations conducted prior to such Transfer.

17.3

Any Optionor (in this section called the "Offeror") intending to Transfer its Interest or its rights under this agreement or the Option Agreement will first give notice to Lonmin of such intention together with the terms and conditions on which the Offeror intends to Transfer its Interest.

17.4

If any Optionor (in this section also called the "Offeror") receives any offer to Transfer its Interest in the JV Property or its rights under the Option Agreement, which it intends to accept, the Offeror will not accept the same unless and until the Offeror has first offered to Transfer its Interest or its rights under the Option Agreement to Lonmin (in this section called the "Offeree") on the same terms and conditions as in the offer received and the same has not been accepted by the Offeree in accordance with section 17.6.

17.5

Any communication of an intention to sell pursuant to sections 17.4 or 17.5 (the "Offer" for the purposes of this section 17 only) will be delivered in accordance with section 20 and will:

(a)

set out fully and clearly all of the terms and conditions of any intended Transfer together with confirmation of the cash equivalent of the Offer which the Offerree may pay;

(b)

if it is made pursuant to section 17.4, include a certified copy of the Offer and clearly identify the offering party and include such information as is known by the Offeror about such offering party, and such communication will be deemed to constitute an Offer by the Offeror to the Offeree to Transfer the Offeror's Interest to the Offeree on the terms and conditions set out in such Offer.

17.6

Any Offer made as contemplated in section 17.5 will be open for acceptance by the Offeree for a period of 50 days from the date of receipt of the Offer by the Offeree.

17.7

If the Offeree accepts the Offer within the required time such acceptance will constitute a binding agreement between the Offeror and the Offeree to Transfer the Interest on the terms and conditions set out in such Offer.

17.8

If the Offeree does not accept the Offer within the required time the Offeror may complete a Transfer of the Interest on exactly the same terms and conditions set out in the Offer and only to the party making the original offer to the Offeror as contemplated in section 17.4, and in any event such Transfer must be completed within 60 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this section with respect to the Interest.

17.9

While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this section 17.

17.10

In the event of a Transfer of less than all of a Participant's Interest after which the Transferee retains an Interest, it and its transferee shall be treated as one Participant.

17.11

If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of the Interest of a Participant to secure a loan or other indebtedness, such security interest shall be subordinate to the terms of this agreement and the rights and interests of the other Participants hereunder.  Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this agreement and the other Participants, and it shall comply with and be bound by the terms and conditions of this agreement.

17.12

Each Participant agrees that its failure to comply with the restrictions set out in this section 17 would constitute an injury and damage to the other Participants impossible to measure monetarily and, in the event of any such failure the other Participants will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any Transfer of its Interest or its rights under the Option Agreement save in accordance with the provisions of this section, and a Participant intending to make a Transfer or making a Transfer contrary to the provisions of this section hereby waives any defence it might have in law to such injunctive relief.

17.13

Notwithstanding anything else in this agreement, a Participant may Transfer its Interest, or part thereof, to a wholly-owned subsidiary or a company ultimately controlled by the Participant transferring its Interest (a "Controlled Company") without the consent of the other Participants but otherwise in compliance with this section 17 provided that the Transferor remains principally liable for the obligations of the Controlled Company under this agreement.  Such Controlled Company must agree in writing to retransfer the Interest to the assignor if it ceases to be a Controlled Company.

17.14

Prior to the commencement of Commercial Production, other than in the circumstances set out in sections 7.1(c), 8.13 or 12.2, if Lonmin intends to Transfer its Interest or receives an offer to Transfer its Interest which it intends to accept, the provisions set out in 17.3 through 17.10 shall apply with Lonmin the "Offeror" and the Optionors each being an Offerree.  If the Offerrees unanimously accept the Offer, they will purchase Lonmin's Interest pro rata, or on such other proportions as they may agree.  If only one Offerree accepts the Offer, it will purchase all of Lonmin's Interest on the terms specified in the Offer.

17.15

Following the commencement of Commercial Production, if Lonmin wishes to Transfer all or part of  its Interest, it shall prepare an offer to Transfer to the Optionors which specifies the terms on which Lonmin is willing to Transfer all or part of its Interest.  Each Optionor shall notify Lonmin within 50 days of receipt of such offer as to whether it is willing to purchase a portion of Lonmin's Interest pro rata to its own Interest , or all of Lonmin's Interest if the other Optionor is not willing to purchase a portion of Lonmin's Interest pro rata to its own Interest.  If Lonmin does not receive notice of acceptance to purchase all of its Interest, it may sell its Interest to any third party on terms (when considered in their totality) no less favourable to itself than those specified in its offer provided such sale closes within 90 days of receipt of the notices from the Optionors.  If the Optionors or one Optionor is willing to purchase Lonmin's Interest on the terms specified, each of Lonmin and the Optionors shall do all such things  and execute all such documents as are reasonably necessary to give effect to such Transfer within 60 days.

18.

LIABILITY OF THE OPERATOR AND INDEMNITY

18.1

A Participant who is an Operator will indemnify and save the other Participants harmless from and against any loss, cost, liability, claim, demand, damage, expense, injury and death (including, without limitation, legal fees and disbursements) resulting from fraud, gross negligence or wilful misconduct of the Operator or its directors, officers, employees or agents in conducting operations pursuant to this agreement.

18.2

An Operator will be indemnified by the joint venture, as part of the Costs, from the acts and omissions of the Operator and its directors, officers and agents provided that an Operator will not be indemnified nor held harmless by the other Participants from, and will be liable to the other Participants only for, any loss, cost, liability, claim, demand, damage, expense, injury or death (including, without limitation, legal fees and disbursements) resulting from fraud, gross negligence or wilful misconduct of the Operator or its directors, officers, employees or agents.

18.3

An act or omission of the Operator or its directors, officers, employees or agents done or omitted to be done:

(a)

at the unanimous direction, or within the scope of the unanimous direction, of the relevant Joint Venture Technical Committee; or

(b)

with the unanimous concurrence of the relevant Joint Venture Technical Committee; or

(c)

unilaterally and in good faith by the Operator to protect life or property,

will be deemed not to be gross negligence or wilful misconduct.

18.4

The obligations of the Operator to indemnify and save harmless the other Participants pursuant to section 18 will be in proportion to its Interest as at the date that the loss, cost, liability, claim, demand, damage, expense, injury or death occurred or arose.

18.5

In no case will a Participant be liable to the other Participants or the other Participants be liable to such Participant, whether in contract, tort or otherwise, for special or consequential damages including, without limitation, loss of profits or revenues or the inability to produce or market Ore or Product.

19.

ENCUMBRANCE, PARTITION AND INDEMNIFICATION

19.1

Except as otherwise provided in this Agreement, a Participant will not encumber or permit or suffer to exist any lien, charge or encumbrance on its Interest.

19.2

No Participant will partition or seek partition, whether through order of any court or otherwise, of the JV Property.

19.3

A Participant will not have authority to act for or assume any obligations or liabilities on behalf of the other Participants except such as are specifically authorized pursuant to and in accordance with the terms of this agreement, and each Participant will defend, indemnify and hold harmless the other Participants, and their directors, officers, employees, and agents, from and against any and all losses, expenses, claims, damages, suits and demands whatsoever arising out of any act or any assumption of any obligations by it done or undertaken on behalf of the other Participants other than as provided herein.

20.

NOTICES

20.1

Any notice, direction or other instrument required or permitted to be given under this agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)

If to PFN at:

Pacific North West Capital Corp.

2303 West 41st Avenue

Vancouver, British Columbia

V6M 2A3

CANADA

Attention: President

Facsimile No.: +1-604-685-6650

(b)

If to Lonmin at:

4 Grosvenor Place,

London,

England SW1X 7YL

Attention: Company Secretary

Facsimile No.: +44-20-7201-6100

(c)

If to Freegold or Freegold USA at:

2303 West 41st Avenue

Vancouver, British Columbia

V6M 2A3

CANADA

Attention: President

Facsimile No.: +1-604-685-6650

20.2

Any notice, direction or other instrument will:

(a)

if delivered, be deemed to have been given and received on the day it was delivered; and

(b)

if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

20.3

A party may at any time give to the other parties notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

21.

TERMINATION

21.1

Other than the provisions of this agreement which explicitly survive termination, this agreement will terminate upon the occurrence of the earliest of:

(a)

the written agreement by the Participants to terminate;

(b)

such time as there is only one Participant;

(c)

such time as the notice provided in section 4.7 lapses; and

(d)

upon written notice by Lonmin to the other Participants if the covenant contained in section 2.7 of this agreement is not performed to the satisfaction of Lonmin in its discretion acting reasonably.

21.2

On termination of this agreement, the Participants will remain liable for continuing obligations in respect of the JV Property until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of operations in respect of the JV Property during the term of the agreement.

21.3

Unless terminated pursuant to section 21.1(b), promptly after termination of this agreement, the Operator will take all action necessary to wind up the activities of this joint venture and all costs and expenses incurred in connection with the termination of this joint venture will be chargeable to this joint venture.  The Assets of this joint venture shall first be paid, applied, or distributed in satisfaction of all liabilities of this joint venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants.  Before distributing any Assets to Participants, the Operator may segregate amounts which, in the Operator's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations.  Thereafter, any remaining cash and Assets will be distributed in undivided interests unless otherwise provided herein or otherwise agreed.  Each Participant will have an ongoing obligation to fund its share of any liabilities or obligations (including, without limitation, to fund or contribute to the Contingency Fund).  The share of a Participant's obligation or liability shall be pro rata to its Interest on the date such liability or obligation was caused.

21.4

Unless terminated pursuant to section 21.1(b), on termination of this agreement, the Operator will have the power and authority in respect of the JV Property, subject to control of the relevant Joint Venture Technical Committee, to do all things on behalf of the Participants which are reasonably necessary or convenient to:

(a)

wind-up operations of this joint venture; and

(b)

complete any transaction and satisfy any obligation unfinished or unsatisfied at the time of such termination, if the transaction or obligation arises out of operations prior to such termination.  The Operator will have the power and authority to grant or receive extensions of time or change the method of payment of any already existing liability or obligation, prosecute and defend actions on behalf of the Participants and this joint venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

22.

FORCE MAJEURE

22.1

The obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorisation; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorisation required to conduct operations beyond the reasonable expectations of the Participant seeking the approval or authorisation; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing (an "Intervening Event").

22.2

A Participant relying on the provisions of section 22.1 will promptly give written notice to the others of the particulars of the Intervening Event and all time limits imposed by this agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.

22.3

A Participant relying on the provisions of section 22.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this agreement as far as commercially practical, but nothing herein will require such Participant to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this agreement if an Intervening Event renders completion commercially impracticable.  A Participant relying on the provisions of section 22.1 will give written notice to the others as soon as such Intervening Event ceases to exist.

23.

DEFAULT

23.1

Notwithstanding anything in this agreement to the contrary (other than the provisions of this agreement providing for elections to contribute and contributions under sections 9 and 10, for which no notice of default need by given), if any Participant (a "Defaulting Participant") is in default of any requirement herein set forth the Participant or Participants affected by such default will give written notice to the Defaulting Participant specifying the default and the Defaulting Participant will not lose any rights under this agreement, unless within 30 days after the giving of  the first notice of default by an affected Participant the Defaulting Participant has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Participant fails within such period to take reasonable steps to cure any such default, the affected Participant will be entitled to seek any remedy it may have on account of such default including terminating this agreement and/or seeking the remedies of specific performance, injunction or damages.

24.

GUARANTEE

24.1

Freegold covenants to Lonmin that it will cause Freegold USA to perform its obligations under this agreement and that it will guarantee the performance of Freegold USA's obligations hereunder.  Freegold USA's and Freegold's obligations to Lonmin are joint and several.

25.

GENERAL

25.1

The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this agreement.

25.2

All references to moneys hereunder will be in U.S. funds and all obligations will be in U.S. funds.  All payments to be made to any Party hereunder may be made by cheque or bank draft mailed or delivered to such Party at its address for notice purposes as provided herein, or deposited for the account of such Party at such bank or banks as such Participant may designate from time to time by notice to the paying Participant.  Said bank or banks will be deemed the agent of the designating Participant for the purpose of receiving, collecting and receipting such payment.

25.3

If any right, power or interest of any Party in any property under this agreement would violate the rule against perpetuities, then such right, power or interest will terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this agreement.

25.4

Time will be of the essence in the performance of this agreement.

25.5

The headings of the sections of this agreement are for convenience only and do not form a part of this agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the Participants.

25.6

Each Party acknowledges (i) that is has been given the opportunity to consult an independent legal advisor with respect to the matters contained herein; (ii) that it is experienced in matters such as those covered by this agreement; and (iii) it has the requisite expertise and knowledge to assess and understand its rights and obligations hereunder.

25.7

This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, provided that any Transfer (as defined in section 17) not made in accordance with this agreement will be null and void and of no force or effect.

25.8

This agreement (including the schedules thereto) constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein including, without limitation the confidentiality agreement among Lonmin, Freegold and PFN dated December 10, 2002, and the memorandum of understanding among Lonmin, Freegold, Freegold USA and PFN dated February 4, 2003.  There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

25.9

Any grant or other formal governmental assistance received by a Participant with respect to this joint venture shall be shared by the Participants in the proportion of their respective Interests at the time such grant or financial assistance is received except during any period during which Lonmin has the obligation to fund all Costs when such rights and obligations will be retained by Lonmin.

25.10

This agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein.

25.11

No Party will make any public statement or issue any press release concerning the transactions contemplated herein without the consent of the other Parties which consent shall not be unreasonably withheld.  The Party making such disclosure will consult with the other Parties prior to making any statement or press release and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text for such statement or release which is satisfactory to each of them within two business days.  If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made or is otherwise reasonable in the circumstances.

25.12

This agreement may only be amended by the written agreement of all the Parties hereto and their permitted successors and assigns.

25.13

For the purposes of this agreement, a "day" shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included.  References to a "business day" shall refer to days on which banks are ordinarily open for business in Alaska, Canada and England.  If a period ends on a day on which the banks are not open for business in Alaska, Canada or England, the period will be deemed to expire on the next calendar day on which banks are open for business in Alaska, Canada and England.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

LONMIN PLC

"Ian Farmer"

By:

                                                         FREEGOLD VENTURES LIMITED

"Harry Barr"

                                                        By:

                                                                        Name:

                                                                        Title:

                                                         FREEGOLD RECOVERY U.S.A., INC.

                                                                         "Harry Barr"

                                                         By:

                                                                           Name:

                                                                          Title:

                                                          PACIFIC NORTH WEST CAPITAL CORP.

"John Royall"

                                                           By:

                                                                         Name:

                                                                         Title:

SCHEDULE A

No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
1	MB 1	Federal	Lode	20	70S	87E	30	82439	314	855
2	MB 2	Federal	Lode	20	70S	87E	30	82440	314	857
3	MB 3	Federal	Lode	20	70S	87E	29	82441	314	858
4	MB 4	Federal	Lode	20	70S	87E	30	82442	314	859
5	MB 5	Federal	Lode	20	70S	87E	30	82443	314	860
6	MB 6	Federal	Lode	20	70S	87E	29	82444	314	861
7	MB 7	Federal	Lode	20	70S	87E	19	82445	314	862
8	MB 8	Federal	Lode	20	70S	87E	19	82446	314	863
9	MB 9	Federal	Lode	20	70S	87E	20	82447	314	864
10	MB 10	Federal	Lode	20	70S	87E	19	82448	314	865
11	MB 11	Federal	Lode	20	70S	87E	19	82449	314	866
12	MB 12	Federal	Lode	20	70S	87E	20	82450	314	867
13	MB 13	Federal	Lode	20	70S	87E	19	82451	314	868
14	MB 14	Federal	Lode	20	70S	87E	19	82452	314	869
15	MB 15	Federal	Lode	20	70S	87E	20	82453	314	870
16	MB 16	Federal	Lode	20	70S	87E	19	82454	314	871
17	MB 17	Federal	Lode	20	70S	87E	19	82455	314	872
18	MB 18	Federal	Lode	20	70S	87E	20	82456	314	873
19	MB 19	Federal	Lode	20	70S	87E	19	82457	314	874
20	MB 20	Federal	Lode	20	70S	87E	19	82458	314	875
21	MB 21	Federal	Lode	20	70S	87E	20	82459	314	876
22	MB 22	Federal	Lode	20	70S	87E	19	82460	314	877
23	MB 23	Federal	Lode	20	70S	87E	19	82461	314	878
24	MB 24	Federal	Lode	20	70S	87E	20	82462	314	879
25	MB 25	Federal	Lode	20	70S	87E	19	82463	314	880
26	MB 26	Federal	Lode	20	70S	87E	19	82464	314	881
27	MB 27	Federal	Lode	20	70S	87E	20	82465	314	882
28	MB 28	Federal	Lode	20	70S	87E	20	82466	314	883
29	MB 29	Federal	Lode	20	70S	87E	20	82467	314	884
30	MB 30	Federal	Lode	20	70S	87E	20	82468	314	885
31	MB 31	Federal	Lode	20	70S	87E	19	82469	314	886
32	MB 32	Federal	Lode	20	70S	87E	19	82470	314	887
33	MB 33	Federal	Lode	20	70S	87E	20	82471	314	888
34	MB 34	Federal	Lode	20	70S	87E	20	82472	314	889
35	MB 35	Federal	Lode	20	70S	87E	20	82473	314	890
36	MB 36	Federal	Lode	20	70S	87E	20	82474	314	891
37	MB 37	Federal	Lode	20	70S	87E	20	82475	314	892
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
38	MB 38	Federal	Lode	20	70S	87E	19	82476	314	893
39	MB 39	Federal	Lode	20	70S	87E	20	82477	314	894
40	MB 40	Federal	Lode	20	70S	87E	20	82478	314	895
41	MB 41	Federal	Lode	20	70S	87E	20	82479	314	896
42	MB 42	Federal	Lode	20	70S	87E	20	82480	314	897
43	UB 1	Federal	Lode	20	70S	87E	29	82481	314	898
44	UB 2	Federal	Lode	20	70S	87E	28	82482	314	900
45	UB 3	Federal	Lode	20	70S	87E	28	82483	314	901
46	UB 4	Federal	Lode	20	70S	87E	28	82484	314	902

47	UB 5	Federal	Lode	20	70S	87E	28	82485	314	903
48	UB 6	Federal	Lode	20	70S	87E	29	82486	314	904
49	UB 7	Federal	Lode	20	70S	87E	28	82487	314	905
50	UB 8	Federal	Lode	20	70S	87E	28	82488	314	906
51	UB 9	Federal	Lode	20	70S	87E	28	82489	314	907
52	UB 10	Federal	Lode	20	70S	87E	28	82490	314	908
53	UB 11	Federal	Lode	20	70S	87E	29	82491	314	909
54	UB 12	Federal	Lode	20	70S	87E	28	82492	314	910
55	UB 13	Federal	Lode	20	70S	87E	28	82493	314	911
56	UB 14	Federal	Lode	20	70S	87E	28	82494	314	912
57	UB 15	Federal	Lode	20	70S	87E	28	82495	314	913
58	UB 16	Federal	Lode	20	70S	87E	29	82496	314	914
59	UB 17	Federal	Lode	20	70S	87E	29	82497	314	915
60	UB 18	Federal	Lode	20	70S	87E	28	82498	314	916
61	UB 19	Federal	Lode	20	70S	87E	28	82499	314	917
62	UB 20	Federal	Lode	20	70S	87E	28	82500	314	918
63	UB 21	Federal	Lode	20	70S	87E	28	82501	314	919
64	UB 22	Federal	Lode	20	70S	87E	29	82502	314	920
65	UB 23	Federal	Lode	20	70S	87E	29	82503	314	921
66	UB 24	Federal	Lode	20	70S	87E	28	82504	314	922
67	UB 25	Federal	Lode	20	70S	87E	28	82505	314	923
68	UB 26	Federal	Lode	20	70S	87E	28	82506	314	924
69	UB 27	Federal	Lode	20	70S	87E	28	82507	314	925
70	UB 28	Federal	Lode	20	70S	87E	29	82508	314	926
71	UB 29	Federal	Lode	20	70S	87E	29	82509	314	927
72	UB 30	Federal	Lode	20	70S	87E	28	82510	314	928
73	UB 31	Federal	Lode	20	70S	87E	28	82511	314	929
74	UB 32	Federal	Lode	20	70S	87E	28	82512	314	930
75	UB 33	Federal	Lode	20	70S	87E	28	82513	314	931
76	UB 34	Federal	Lode	20	70S	87E	29	82514	314	932
77	UB 35	Federal	Lode	20	70S	87E	29	82515	314	933
78	UB 36	Federal	Lode	20	70S	87E	28	82516	314	934
79	UB 37	Federal	Lode	20	70S	87E	28	82517	314	935
80	UB 38	Federal	Lode	20	70S	87E	28	82518	314	936
81	UB 39	Federal	Lode	20	70S	87E	28	82519	314	937
82	UB 40	Federal	Lode	20	70S	87E	29	82520	314	938
83	UB 41	Federal	Lode	20	70S	87E	29	82521	314	939
84	UB 42	Federal	Lode	20	70S	87E	28	82522	314	940
85	UB 43	Federal	Lode	20	70S	87E	28	82523	314	941
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
86	UB 44	Federal	Lode	20	70S	87E	28	82524	314	942
87	UB 45	Federal	Lode	20	70S	87E	28	82525	314	943
88	UB 46	Federal	Lode	20	70S	87E	27	82526	314	944
89	UB 47	Federal	Lode	20	70S	87E	27	82527	314	945
90	UB 48	Federal	Lode	20	70S	87E	27	82528	314	946
91	UB 49	Federal	Lode	20	70S	87E	20	82529	314	947
92	UB 50	Federal	Lode	20	70S	87E	20	82530	314	948
93	UB 51	Federal	Lode	20	70S	87E	20	82531	314	949
94	UB 52	Federal	Lode	20	70S	87E	21	82532	314	950
95	UB 53	Federal	Lode	20	70S	87E	21	82533	314	951

96	UB 54	Federal	Lode	20	70S	87E	21	82534	314	952
97	UB 55	Federal	Lode	20	70S	87E	22	82535	314	953
98	UB 56	Federal	Lode	20	70S	87E	22	82536	314	954
99	UB 57	Federal	Lode	20	70S	87E	22	82537	314	955
100	UB 58	Federal	Lode	20	70S	87E	20	82538	314	956
101	UB 59	Federal	Lode	20	70S	87E	20	82539	314	957
102	UB 60	Federal	Lode	20	70S	87E	20	82540	314	958
103	UB 61	Federal	Lode	20	70S	87E	21	82541	314	959
104	UB 62	Federal	Lode	20	70S	87E	21	82542	314	960
105	UB 63	Federal	Lode	20	70S	87E	21	82543	314	961
106	UB 64	Federal	Lode	20	70S	87E	22	82544	314	962
107	UB 65	Federal	Lode	20	70S	87E	22	82545	314	963
108	UB 66	Federal	Lode	20	70S	87E	22	82546	314	964
109	UB 67	Federal	Lode	20	70S	87E	20	82547	314	965
110	UB 68	Federal	Lode	20	70S	87E	20	82548	314	966
111	UB 69	Federal	Lode	20	70S	87E	20	82549	314	967
112	UB 70	Federal	Lode	20	70S	87E	21	82550	314	968
113	UB 71	Federal	Lode	20	70S	87E	21	82551	314	969
114	UB 72	Federal	Lode	20	70S	87E	21	82552	314	970
115	UB 73	Federal	Lode	20	70S	87E	22	82553	314	971
116	UB 74	Federal	Lode	20	70S	87E	22	82554	314	972
117	UB 75	Federal	Lode	20	70S	87E	22	82555	314	973
118	UB 76	Federal	Lode	20	70S	87E	20	82556	314	974
119	UB 77	Federal	Lode	20	70S	87E	20	82557	314	975
120	UB 78	Federal	Lode	20	70S	87E	20	82558	314	976
121	UB 79	Federal	Lode	20	70S	87E	21	82559	314	977
122	UB 80	Federal	Lode	20	70S	87E	21	82560	314	978
123	UB 81	Federal	Lode	20	70S	87E	21	82561	314	979
124	UB 82	Federal	Lode	20	70S	87E	22	82562	314	980
125	UB 83	Federal	Lode	20	70S	87E	22	82563	314	981
126	UB 84	Federal	Lode	20	70S	87E	22	82564	314	982
127	UB 85	Federal	Lode	20	70S	87E	20	82565	314	983
128	UB 86	Federal	Lode	20	70S	87E	20	82566	314	984
129	UB 87	Federal	Lode	20	70S	87E	20	82567	314	985
130	UB 88	Federal	Lode	20	70S	87E	21	82568	314	986
131	UB 89	Federal	Lode	20	70S	87E	21	82569	314	987
132	UB 90	Federal	Lode	20	70S	87E	21	82570	314	988
133	UB 91	Federal	Lode	20	70S	87E	22	82571	314	989
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
134	UB 92	Federal	Lode	20	70S	87E	22	82572	314	990
135	UB 93	Federal	Lode	20	70S	87E	22	82573	314	991
136	UB 94	Federal	Lode	20	70S	87E	20	82574	314	992
137	UB 95	Federal	Lode	20	70S	87E	20	82575	314	993
138	UB 96	Federal	Lode	20	70S	87E	20	82576	314	994
139	UB 97	Federal	Lode	20	70S	87E	21	82577	314	995
140	UB 98	Federal	Lode	20	70S	87E	21	82578	314	996
141	UB 99	Federal	Lode	20	70S	87E	21	82579	314	997
142	UB 100	Federal	Lode	20	70S	87E	22	82580	314	998
143	UB 101	Federal	Lode	20	70S	87E	22	82581	314	999
144	UB 102	Federal	Lode	20	70S	87E	22	82582	315	1

145	UB 103	Federal	Lode	20	70S	87E	22	82583	315	2
146	UB 104	Federal	Lode	20	70S	87E	22	82584	315	3
147	UB 105	Federal	Lode	20	70S	87E	22	82585	315	4
148	UB 106	Federal	Lode	20	70S	87E	27	82719	318	489
149	UB 107	Federal	Lode	20	70S	87E	27	82720	318	490
150	UB 108	Federal	Lode	20	70S	87E	27	82721	318	491
151	UB 109	Federal	Lode	20	70S	87E	27	82722	318	492
152	UB 110	Federal	Lode	20	70S	87E	27	82723	318	493
153	UB 111	Federal	Lode	20	70S	87E	27	82724	318	494
154	UB 112	Federal	Lode	20	70S	87E	27	82725	318	495
155	UB 113	Federal	Lode	20	70S	87E	27	82726	318	496
156	UB 114	Federal	Lode	20	70S	87E	27	82727	318	497
157	UB 115	Federal	Lode	20	70S	87E	27	82728	318	498
158	UB 116	Federal	Lode	20	70S	87E	27	82729	318	499
159	UB 117	Federal	Lode	20	70S	87E	27	82730	318	500
160	UB 118	Federal	Lode	20	70S	87E	27	82731	318	501
161	UB 119	Federal	Lode	20	70S	87E	27	82732	318	502
162	UB 120	Federal	Lode	20	70S	87E	27	82733	318	503
163	UB 121	Federal	Lode	20	70S	87E	27	82734	318	504
164	UB 122	Federal	Lode	20	70S	87E	27	82735	318	505
165	UB 123	Federal	Lode	20	70S	87E	27	82736	318	506
166	UB 124	Federal	Lode	20	70S	87E	27	82737	318	507
167	UB 125	Federal	Lode	20	70S	87E	27	82738	318	509
168	UB 126	Federal	Lode	20	70S	87E	27	82739	318	510
169	QTUBL 1	Federal	Lode	18	70S	87E	21	82988	326	431
170	QTUBL 2	Federal	Lode	18	70S	87E	21	82989	326	434
171	QTUBL 3	Federal	Lode	18	70S	87E	21	82990	326	435
172	QTUBL 4	Federal	Lode	8	70S	87E	21	82991	326	436
173	QTUBL 5	Federal	Lode	18	70S	87E	21	82992	326	437
174	QTUBL 6	Federal	Lode	18	70S	87E	21	82993	326	438
175	QTUBL 7	Federal	Lode	18	70S	87E	21	82994	326	439
176	QTUBL 8	Federal	Lode	18	70S	87E	21	82995	326	440
177	QTUBL 9	Federal	Lode	18	70S	87E	22	82996	326	441
178	QTUBL 10	Federal	Lode	18	70S	87E	21	82997	326	442
179	QTUBL 11	Federal	Lode	18	70S	87E	21	82998	326	443
180	QTUBL 12	Federal	Lode	18	70S	87E	21	82999	326	444
181	QTUBL 13	Federal	Lode	18	70S	87E	21	83000	326	445
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
182	QTUBL 14	Federal	Lode	18	70S	87E	22	83001	326	446
183	QTUBL 15	Federal	Lode	18	70S	87E	16	83002	326	447
184	QTUBL 16	Federal	Lode	18	70S	87E	16	83003	326	448
185	QTUBL 17	Federal	Lode	18	70S	87E	16	83004	326	449
186	QTUBL 18	Federal	Lode	18	70S	87E	16	83005	326	450
187	QTUBL 19	Federal	Lode	18	70S	87E	15	83006	326	451
188	QTUBL 20	Federal	Lode	18	70S	87E	15	83007	326	452
189	QTUBL 21	Federal	Lode	18	70S	87E	16	83008	326	453
190	QTUBL 22	Federal	Lode	18	70S	87E	16	83009	326	454
191	QTUBL 23	Federal	Lode	18	70S	87E	16	83010	326	455
192	QTUBL 24	Federal	Lode	18	70S	87E	16	83011	326	456
193	QTUBL 25	Federal	Lode	18	70S	87E	15	83012	326	457

194	QTUBL 26	Federal	Lode	18	70S	87E	15	83013	326	458
195	QTUBL 27	Federal	Lode	18	70S	87E	16	83014	326	459
196	QTUBL 28	Federal	Lode	18	70S	87E	16	83015	326	460
197	QTUBL 29	Federal	Lode	18	70S	87E	16	83016	326	461
198	QTUBL 30	Federal	Lode	18	70S	87E	16	83017	326	462
199	QTUBL 31	Federal	Lode	18	70S	87E	15	83018	326	463
200	QTUBL 32	Federal	Lode	18	70S	87E	15	83019	326	464
201	QTUBL 33	Federal	Lode	18	70S	87E	16	83020	326	465
202	QTUBL 34	Federal	Lode	18	70S	87E	16	83021	326	466
203	QTUBL 35	Federal	Lode	18	70S	87E	16	83022	326	467
204	QTUBL 36	Federal	Lode	18	70S	87E	16	83023	326	468
205	QTUBL 37	Federal	Lode	18	70S	87E	15	83024	326	469
206	QTUBL 38	Federal	Lode	18	70S	87E	16	83025	326	470
207	QTUBL 39	Federal	Lode	18	70S	87E	16	83026	326	471
208	QTUBL 40	Federal	Lode	18	70S	87E	16	83027	326	472
209	QTUBL 41	Federal	Lode	18	70S	87E	16	83028	326	473
210	QTUBL 42	Federal	Lode	18	70S	87E	15	83029	326	474
211	QTUBL 43	Federal	Lode	20	70S	87E	26	83030	326	475
212	QTUBL 44	Federal	Lode	20	70S	87E	26	83031	326	476
213	QTUBL 45	Federal	Lode	20	70S	87E	26	83032	326	477
214	QTUBL 46	Federal	Lode	20	70S	87E	22	83033	326	478
215	QTUBL 47	Federal	Lode	20	70S	87E	23	83034	326	479
216	QTUBL 48	Federal	Lode	20	70S	87E	23	83035	326	480
217	QTUBL 49	Federal	Lode	20	70S	87E	22	83036	326	481
218	QTUBL 50	Federal	Lode	20	70S	87E	23	83037	326	482
219	QTUBL 51	Federal	Lode	20	70S	87E	23	83038	326	483
220	QTUBL 52	Federal	Lode	20	70S	87E	22	83039	326	484
221	QTUBL 53	Federal	Lode	20	70S	87E	23	83040	326	485
222	QTUBL 54	Federal	Lode	20	70S	87E	23	83041	326	486
223	QTUBL 55	Federal	Lode	20	70S	87E	22	83042	326	487
224	QTUBL 56	Federal	Lode	20	70S	87E	23	83043	326	488
225	QTUBL 57	Federal	Lode	20	70S	87E	23	83044	326	489
226	QTUBL 58	Federal	Lode	20	70S	87E	22	83045	326	490
227	QTUBL 59	Federal	Lode	20	70S	87E	23	83046	326	491
228	QTUBL 60	Federal	Lode	20	70S	87E	23	83047	326	492
229	QTUBL 61	Federal	Lode	20	70S	87E	22	83048	326	493
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
230	QTUBL 62	Federal	Lode	20	70S	87E	23	83049	326	494
231	QTUBL 63	Federal	Lode	20	70S	87E	23	83050	326	495
232	QTUBL 64	Federal	Lode	20	70S	87E	22	83051	326	496
233	QTUBL 65	Federal	Lode	20	70S	87E	23	83052	326	497
234	QTUBL 66	Federal	Lode	20	70S	87E	23	83053	326	498
235	QTUBL 67	Federal	Lode	12	70S	87E	22	83054	326	499
236	QTUBL 68	Federal	Lode	20	70S	87E	22	83055	326	500
237	QTUBL 69	Federal	Lode	20	70S	87E	22	83056	326	501
238	QTUBL 70	Federal	Lode	20	70S	87E	23	83057	326	502
239	QTUBL 71	Federal	Lode	20	70S	87E	23	83058	326	503
240	QTUBL 72	Federal	Lode	12	70S	87E	22	83059	326	504
241	QTUBL 73	Federal	Lode	20	70S	87E	22	83060	326	505
242	QTUBL 74	Federal	Lode	20	70S	87E	22	83061	326	506

243	QTUBL 75	Federal	Lode	20	70S	87E	23	83062	326	507
244	QTUBL 76	Federal	Lode	20	70S	87E	23	83063	326	508
245	QTUBL 77	Federal	Lode	20	70S	86E	26	83064	326	509
246	QTUBL 78	Federal	Lode	20	70S	86E	26	83065	326	510
247	QTUBL 79	Federal	Lode	20	70S	86E	25	83066	326	511
248	QTUBL 80	Federal	Lode	20	70S	86E	25	83067	326	512
249	QTUBL 81	Federal	Lode	20	70S	86E	25	83068	326	513
250	QTUBL 82	Federal	Lode	20	70S	86E	25	83069	326	514
251	QTUBL 83	Federal	Lode	20	70S	87E	30	83070	326	515
252	QTUBL 84	Federal	Lode	20	70S	86E	26	83071	326	516
253	QTUBL 85	Federal	Lode	20	70S	86E	26	83072	326	517
254	QTUBL 86	Federal	Lode	20	70S	86E	25	83073	326	518
255	QTUBL 87	Federal	Lode	20	70S	86E	25	83074	326	519
256	QTUBL 88	Federal	Lode	20	70S	86E	25	83075	326	520
257	QTUBL 89	Federal	Lode	20	70S	86E	25	83076	326	521
258	QTUBL 90	Federal	Lode	20	70S	87E	30	83077	326	522
259	QTUBL 91	Federal	Lode	20	70S	86E	26	83078	326	523
260	QTUBL 92	Federal	Lode	20	70S	86E	26	83079	326	524
261	QTUBL 93	Federal	Lode	20	70S	86E	25	83080	326	525
262	QTUBL 94	Federal	Lode	20	70S	86E	25	83081	326	526
263	QTUBL 95	Federal	Lode	20	70S	86E	25	83082	326	527
264	QTUBL 96	Federal	Lode	20	70S	86E	25	83083	326	528
265	QTUBL 97	Federal	Lode	20	70S	87E	30	83084	326	529
266	QTUBL 98	Federal	Lode	20	70S	86E	26	83085	326	530
267	QTUBL 99	Federal	Lode	20	70S	86E	26	83086	326	531
268	QTUBL 100	Federal	Lode	20	70S	86E	25	83087	326	532
269	QTUBL 101	Federal	Lode	20	70S	86E	25	83088	326	533
270	QTUBL 102	Federal	Lode	20	70S	86E	25	83089	326	534
271	QTUBL 103	Federal	Lode	20	70S	86E	25	83090	326	535
272	QTUBL 104	Federal	Lode	20	70S	87E	30	83091	326	536
273	QTUBL 105	Federal	Lode	20	70S	86E	26	83092	326	537
274	QTUBL 106	Federal	Lode	20	70S	86E	26	83093	326	538
275	QTUBL 107	Federal	Lode	20	70S	86E	25	83094	326	539
276	QTUBL 108	Federal	Lode	20	70S	86E	25	83095	326	540
277	QTUBL 109	Federal	Lode	20	70S	86E	25	83096	326	541
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
278	QTUBL 110	Federal	Lode	20	70S	86E	25	83097	326	542
279	QTUBL 111	Federal	Lode	20	70S	87E	30	83098	326	543
280	QTUBL 112	Federal	Lode	20	70S	86E	25	83099	326	544
281	QTUBL 113	Federal	Lode	20	70S	86E	25	83100	326	545
282	QTUBL 114	Federal	Lode	20	70S	86E	25	83101	326	546
283	QTUBL 115	Federal	Lode	20	70S	86E	25	83102	326	547
284	QTUBL 116	Federal	Lode	20	70S	87E	30	83103	326	548
285	QTUBL 117	Federal	Lode	20	70S	86E	25	83104	326	549
286	QTUBL 118	Federal	Lode	20	70S	86E	25	83105	326	550
287	QTUBL 119	Federal	Lode	20	70S	86E	25	83106	326	551
288	QTUBL 120	Federal	Lode	20	70S	86E	25	83107	326	552
289	QTUBL 121	Federal	Lode	20	70S	87E	30	83108	326	553
290	QTUBL 122	Federal	Lode	20	70S	86E	25	83109	326	554
291	QTUBL 123	Federal	Lode	20	70S	86E	25	83110	326	555

292	QTUBL 124	Federal	Lode	20	70S	86E	25	83111	326	556
293	QTUBL 125	Federal	Lode	20	70S	86E	25	83112	326	557
294	QTUBL 126	Federal	Lode	20	70S	87E	30	83113	326	558
295	QTUBL 127	Federal	Lode	20	70S	86E	23	83114	326	559
296	QTUBL 128	Federal	Lode	20	70S	86E	24	83115	326	560
297	QTUBL 129	Federal	Lode	20	70S	86E	24	83116	326	561
298	QTUBL 130	Federal	Lode	20	70S	86E	24	83117	326	562
299	QTUBL 131	Federal	Lode	20	70S	87E	19	83118	326	563
300	QTUBL 132	Federal	Lode	20	70S	86E	24	83119	326	564
301	QTUBL 133	Federal	Lode	20	70S	86E	24	83120	326	565
302	QTUBL 134	Federal	Lode	20	70S	86E	24	83121	326	566
303	QTUBL 135	Federal	Lode	20	70S	87E	19	83122	326	567
304	QTUBL 137	Federal	Lode	20	70S	86E	24	83124	326	569
305	QTUBL 138	Federal	Lode	20	70S	86E	24	83125	326	570
306	QTUBL 139	Federal	Lode	20	70S	87E	19	83126	326	571
307	QTUBL 141	Federal	Lode	20	70S	86E	24	83128	326	573
308	QTUBL 142	Federal	Lode	20	70S	86E	24	83129	326	574
309	QTUBL 143	Federal	Lode	20	70S	87E	19	83130	326	575
310	QTUBL 145	Federal	Lode	20	70S	86E	24	83132	326	577
311	QTUBL 146	Federal	Lode	20	70S	86E	24	83133	326	578
312	QTUBL 147	Federal	Lode	20	70S	86E	24	83134	326	579
313	QTUBL 148	Federal	Lode	20	70S	87E	19	83135	326	580
314	QTUBL 149	Federal	Lode	20	70S	86E	23	83136	326	581
315	QTUBL 150	Federal	Lode	20	70S	86E	24	83137	326	582
316	QTUBL 151	Federal	Lode	20	70S	86E	24	83138	326	583
317	QTUBL 152	Federal	Lode	20	70S	86E	24	83139	326	584
318	QTUBL 153	Federal	Lode	20	70S	87E	19	83140	326	585
319	QTUBL 154	Federal	Lode	20	70S	86E	23	83141	326	586
320	QTUBL 155	Federal	Lode	20	70S	86E	24	83142	326	587
321	QTUBL 156	Federal	Lode	20	70S	86E	24	83143	326	588
322	QTUBL 157	Federal	Lode	20	70S	86E	24	83144	326	589
323	QTUBL 158	Federal	Lode	20	70S	87E	19	83145	326	590
324	QTUBL 159	Federal	Lode	20	70S	86E	23	83146	326	591
325	QTUBL 160	Federal	Lode	20	70S	86E	24	83147	326	592
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
326	QTUBL 161	Federal	Lode	20	70S	86E	24	83148	326	593
327	QTUBL 162	Federal	Lode	20	70S	86E	24	83149	326	594
328	QTUBL 163	Federal	Lode	20	70S	87E	19	83150	326	595
329	QTUBL 164	Federal	Lode	20	70S	86E	23	83151	326	596
330	QTUBL 165	Federal	Lode	20	70S	86E	24	83152	326	597
331	QTUBL 166	Federal	Lode	20	70S	86E	24	83153	326	598
332	QTUBL 167	Federal	Lode	20	70S	86E	24	83154	326	599
333	QTUBL 168	Federal	Lode	20	70S	87E	19	83155	326	600
334	QTUBL 172	Federal	Lode	20	70S	86E	26	83159	326	604
335	QTUBL 173	Federal	Lode	9	70S	86E	26	83160	326	605
336	QTUBL 169	Federal	Lode	15	70S	86E	23	83156	326	601
337	QTUBL 170	Federal	Lode	20	70S	86E	26	83157	326	602
338	QTUBL 171	Federal	Lode	20	70S	86E	26	83158	326	603
339	QTUBL 175	Federal	Lode	18	70S	86E	23	83162	326	607
340	QTUBL 174	Federal	Lode	1	70S	86E	23	83161	326	606

341	QTUBL 144	Federal	Lode	18	70S	86E	23	83131	326	576
342	QTUBL 179	Federal	Lode	15	70S	86E	23	83166	326	611
343	QTUBL 178	Federal	Lode	9	70S	86E	23	83165	326	610
344	QTUBL 181	Federal	Lode	20	70S	86E	23	83168	326	613
345	QTUBL 180	Federal	Lode	11	70S	86E	23	83167	326	612
346	QTUBL 177	Federal	Lode	3	70S	86E	24	83164	326	609
347	QTUBL 140	Federal	Lode	20	70S	86E	24	83127	326	572
348	QTUBL 136	Federal	Lode	20	70S	86E	24	83123	326	568
349	QTUBL 176	Federal	Lode	1	70S	86E	24	83163	326	608
350	QTUBP 1	Federal	Placer	18	70S	87E	21	82946	326	387
351	QTUBP 2	Federal	Placer	18	70S	87E	21	82947	326	390
352	QTUBP 3	Federal	Placer	18	70S	87E	21	82948	326	391
353	QTUBP 4	Federal	Placer	8	70S	87E	21	82949	326	392
354	QTUBP 5	Federal	Placer	18	70S	87E	21	82950	326	393
355	QTUBP 6	Federal	Placer	18	70S	87E	21	82951	326	394
356	QTUBP 7	Federal	Placer	18	70S	87E	21	82952	326	395
357	QTUBP 8	Federal	Placer	18	70S	87E	21	82953	326	396
358	QTUBP 9	Federal	Placer	18	70S	87E	22	82954	326	397
359	QTUBP 10	Federal	Placer	18	70S	87E	21	82955	326	398
360	QTUBP 11	Federal	Placer	18	70S	87E	21	82956	326	399
361	QTUBP 12	Federal	Placer	18	70S	87E	21	82957	326	400
362	QTUBP 13	Federal	Placer	18	70S	87E	21	82958	326	401
363	QTUBP 14	Federal	Placer	18	70S	87E	22	82959	326	402
364	QTUBP 15	Federal	Placer	18	70S	87E	16	82960	326	403
365	QTUBP 16	Federal	Placer	18	70S	87E	16	82961	326	404
366	QTUBP 17	Federal	Placer	18	70S	87E	16	82962	326	405
367	QTUBP 18	Federal	Placer	18	70S	87E	16	82963	326	406
368	QTUBP 19	Federal	Placer	18	70S	87E	15	82964	326	407
369	QTUBP 20	Federal	Placer	18	70S	87E	15	82965	326	408
370	QTUBP 21	Federal	Placer	18	70S	87E	16	82966	326	409
371	QTUBP 22	Federal	Placer	18	70S	87E	16	82967	326	410
372	QTUBP 23	Federal	Placer	18	70S	87E	16	82968	326	411
373	QTUBP 24	Federal	Placer	18	70S	87E	16	82969	326	412
No.	Name	Fed/State	Type	Acres	Township	Range	Section	AA/ADL #	Book	Page
374	QTUBP 25	Federal	Placer	18	70S	87E	15	82970	326	413
375	QTUBP 26	Federal	Placer	18	70S	87E	15	82971	326	414
376	QTUBP 27	Federal	Placer	18	70S	87E	16	82972	326	415
377	QTUBP 28	Federal	Placer	18	70S	87E	16	82973	326	416
378	QTUBP 29	Federal	Placer	18	70S	87E	16	82974	326	417
379	QTUBP 30	Federal	Placer	18	70S	87E	16	82975	326	418
380	QTUBP 31	Federal	Placer	18	70S	87E	15	82976	326	419
381	QTUBP 32	Federal	Placer	18	70S	87E	15	82977	326	420
382	QTUBP 33	Federal	Placer	18	70S	87E	16	82978	326	421
383	QTUBP 34	Federal	Placer	18	70S	87E	16	82979	326	422
384	QTUBP 35	Federal	Placer	18	70S	87E	16	82980	326	423
385	QTUBP 36	Federal	Placer	18	70S	87E	16	82981	326	424
386	QTUBP 37	Federal	Placer	18	70S	87E	15	82982	326	425
387	QTUBP 38	Federal	Placer	18	70S	87E	16	82983	326	426
388	QTUBP 39	Federal	Placer	18	70S	87E	16	82984	326	427
389	QTUBP 40	Federal	Placer	18	70S	87E	16	82985	326	428

390	QTUBP 41	Federal	Placer	18	70S	87E	16	82986	326	429
391	QTUBP 42	Federal	Placer	18	70S	87E	15	82987	326	430
1	QTUBST 1	State	Both	40	70S	86E	14	604428	325	53
2	QTUBST 2	State	Both	40	70S	86E	14	604429	325	55
3	QTUBST 3	State	Both	40	70S	86E	14	604430	325	56
4	QTUBST 4	State	Both	40	70S	86E	14	604431	325	57
5	QTUBST 5	State	Both	40	70S	86E	14	604432	325	58
6	QTUBST 6	State	Both	40	70S	86E	13	604576	329	35

SCHEDULE A2

Map Showing Additional Claims

0
Miles
2
T70S
R87E
T70S
R86E
T71S
R86E
T71S
R87E

Schedule A - Additional Claims, Union Bay Project (394 claims total)

SCHEDULE B

Option Agreement

- 2 -

UNION BAY PROJECT

PROPERTY OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the *1st day of October, 2002*

BETWEEN: **FREEGOLD VENTURES LIMITED**, a company duly incorporated pursuant to the laws of British Columbia and having an office at 2303 West 41st Avenue, Vancouver, British Columbia, Canada, V6M 2A3 **AND FREEGOLD RECOVERY USA,** a company duly incorporated pursuant to the laws of Nevada and having an office at 2303 West 41st Avenue, Vancouver, British Columbia, Canada, V6M 2A3

(hereinafter collectively referred to as the **"Optionor"**)

OF THE FIRST PART

(hereinafter referred to as **"PFN"**)

OF THE SECOND PART

RECITALS

WHEREAS the Optionor is the recorded and beneficial owner of a 100% interest in certain mineral claims situated in South East Alaska, United States of America and more particularly described in Schedule "A" attached hereto and made a part of this Option Agreement (hereinafter collectively called the **"Property).**

AND WHEREAS the Optionor has agreed to grant to PFN an option to acquire a fifty (50%) per cent interest in and to the Property;

NOW THEREFORE THIS OPTION AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and the payment of $10.00, the prior receipt and sufficiency of which is hereby acknowledged by the Optionor and subject to the terms and conditions hereafter set forth, the Optionor and PFN (hereinafter collectively referred to as the **"Parties"**) hereto agree as follows:

1. **GRANT OF OPTION**

1.01 The Optionor hereby grants to PFN the exclusive right and option (the **"Option"**) to acquire a 50% undivided interest in and to the Property by PFN alloting and reserving for issuance to the Optionor 60,000 free trading (except for any applicable resale restrictions which may be imposed by any regulatory authority

3331V7.DOC

- 3 -

having jurisdiction), common shares in the capital of PFN to be paid and issued to the Optionor as follows:

	SHARES
Within 5 days regulatory approval of this Option Agreement	30,000
On or before the 1st Anniversary of the approval date of this Option Agreement	30,000
TOTAL SHARE PAYMENTS	**60,000**

This Agreement including the above share payments, is subject to PFN receiving regulatory approval from The Toronto Stock Exchange (TSX).

1.02 Upon execution of this Option Agreement PFN must subscribe for ITF shares at the a price $ 0.45 per share for a total value of $165,000. PFN has issued these funds.

1.03 PFN will also make the following cash payments.

	CASH
On or before July 1st, 2003	$20,000
On or before July 1st, 2004	$20,000
On or before July 1st, 2005	$30,000
On or before July 1st, 2006	$30,000
TOTAL CASH PAYMENTS	**$ 100,000**

All references to currency in this Agreement are in Cdn $, unless expressly referred to as otherwise.

1.04 PFN is also required to complete the following Exploration Expenditures on the Property in order to exercise the Option:

On or before July 1st, 2003	$30,000
On or before July 1st, 2004	$30,000
Minimum aggregate expenditure on or before July 1st, 2005	$400,000
Minimum aggregate expenditure on or before July 1st, 2006	1,000,000 (total)

3331V7.DOC

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, PFN is responsible for the payment of the annual rents due on the Property. These rental payments shall be made on or before August 1st and such amounts shall be deemed to eligible Exploration Expenditures. PFN must however spend $30,000 in exploration costs in addition to rental costs prior to July 1st, 2003, and an additional $30,000 in exploration costs in addition rental costs prior to July 1st, 2004.

105 In this Option Agreement, "Exploration Expenditures" means all costs and expenses, however denominated, incurred by the Optionee on or in connection with the exploration and development and rehabilitation of the Property and includes all costs required to maintain the Property in good standing in accordance with the laws of the jurisdiction in which the Property is situated including rental payments and an overhead charge of 10% applied to all other costs and expenditures.

2. **OPTION ONLY**

2.01 This Option Agreement represents an option only and PFN is under no obligation to the Optionor other than the subscription for ITF shares referred to in section 1.02. Any further performance under the terms of this Option Agreement by PFN is expressly at the election of PFN.

3. **EXERCISE OF OPTION AND NET SMELTER RETURNS ROYALTY**

3.01 PFN shall have exercised the Option and shall have earned and acquired a 50% interest in and to the Property by having subscribed in the amount of an aggregate total of $165,000 for shares of ITF as per Clause 1.02, issue an aggregate of 60,000 shares in the capital of PFN and by having made the Optionor the cash payments and completed the exploration expenditures in sections 1.02 and 1.03. Upon vesting with a 50% interest PFN may elect within 45 days to increase its interest to 60% by completing a Feasibility Study within 12 months of having vested. Upon vesting with a 60% interest PFN may elect within 90 days to earn a 70% interest in the property by placing the property into Commercial Production within 2 years from the date of this election. In the event that the bankable feasibility study indicates an IRR in excess of 15% PFN agrees to make cash payments in the amount of $50,000 per year for each year the project is delayed from being placed into Commercial Production.

3.02 PFN shall be under no obligation whatsoever to place the Property into Commercial Production and in the event it is placed into Commercial Production, PFN shall have the right, at any time, to curtail or suspend such operation as it, in its sole and absolute discretion, may determine.

4. **TRANSFER OF TITLE**

4.01 Following the exercise of the Option by PFN the Optionor shall transfer the relevant interest in the Property to PFN and provide to PFN documentation to that effect within 30 days of PFN requesting the transfer in writing.

3331V7.DOC

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5. AREA OF INTEREST

5.01 The Area of Interest is defined as the Area within 5 miles of the perimeter of the current Property boundary.

6. OPERATOR

6.01 PFN is the program Operator. Programs and budgets will be approved at the sole discretion of the Operator.

7. RIGHT OF ENTRY

7.01 During the tenure of this Option Agreement and prior to the exercise of the Option, PFN, its servants, agents and workmen and any persons duly authorized by PFN, shall have the right of access to and from the Property and subject to paragraph 12.01 hereof, have the sole and exclusive right to enter upon and take possession of and prospect, explore, and develop the Property in such a manner as PFN in its sole discretion may deem advisable.

8. REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

8.01 The Optionor hereby represents and warrants to PFN that:

a) the Optionor is the recorded and beneficial owner of a 100% interest in and to the Property except for any native land claim issues which may arise affecting the title and ownership of the Property;

b) to the best of the Optionor's knowledge there are no environmental liabilities currently associated with the property.

c) to the best of the Optionor's knowledge, the Claims comprising the Property have been validly located and are now duly recorded and in good standing in accordance with the laws in effect the jurisdiction in which the Claims are situated;

d) the entering into this Option Agreement does not conflict with any applicable law nor does it conflict with, or result in a breach of or accelerate the performance required by any contract or other commitment to which it is party or by which its bound;

e) the Optionor has the exclusive right to enter into this Option Agreement and all necessary authority to assign to PFN a 70% undivided right, title and interest in and to the Property in accordance with the terms and conditions of this Option Agreement;

f) the Optionor currently has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property;

3331V7.DOC

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g) other than as disclosed in this Option Agreement, the Property is free and clear of all liens and encumbrances:

h) the Optionor has advised, and provided to PFN all technical information relating to the mineral and economic development potential of the Property of which the Optionor has knowledge and access to.

8.02 The representations and warranties hereinbefore set out are conditions upon which PFN has relied on entering into this Option Agreement and shall survive the exercise of the Option and the Optionor hereby forever indemnifies and saves PFN harmless from all loss, damage, costs, actions and suits arising out of, or in connection with, any breach of any representation or warranty made by it and contained in this Option Agreement.

9. REPRESENTATIONS AND WARRANTIES OF PFN

9.01 PFN represents and warrants to the Optionor that:

a) it has full corporate power and authority to enter into this Option Agreement; and

b) the entering into of this Option Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound.

9.02 The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied on entering into this Option Agreement and shall survive the exercise of the Option and PFN hereby indemnifies and saves the Optionor harmless from all loss, damage, costs, actions and suits arising out of, or in connection with, any breach of any representation or warranty made by it and contained in this Option Agreement.

10. COVENANTS OF OPTIONOR

10.01 The Optionor hereby covenants with and to PFN that:

a) it will, within 15 days of the execution and delivery of this Option Agreement, provide PFN with all technical data in its possession or over which it has control relating to the Optionor's or any other parties current and previous exploration activities on and in the vicinity of the Property; and

b) until such time as the Option is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would or might affect the right of PFN to become absolutely vested in its undivided interest in and to the Property, free and clear of all liens, charges and encumbrances.

3331V7.DOC

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11. COVENANTS OF PFN

11.01 PFN covenants and agrees with the Optionor that until the Option is exercised or otherwise terminates:

a) PFN shall carry out and record or cause to be carried out all such assessment work upon the Property as may be required in order to maintain the Property in good standing at all times;

b) PFN shall carry on all operations on the Property in a good and miner-like manner and in compliance with all state, provincial and federal laws;

c) PFN shall, upon termination of this Option Agreement, leave the Property in a safe condition in compliance with environmental laws, safety laws, and Mining Act rules and regulations at that time;

d) PFN shall allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property at all reasonable times and upon giving PFN not less than 48 hours written notice; PROVIDED HOWEVER, that it is agreed and understood that the Optionor or any such agent or representative shall be at his own risk and PFN shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused;

e) PFN shall allow the Optionor access at all reasonable times to all factual maps, reports, assay results, metallurgical or mineral processing data and other factual technical data prepared or obtained by PFN in connection with its operations on the Property; and

f) PFN shall provide the Optionor with summary technical reports and an annual written report, with respect to its exploration of the Property and shall provide to Optionor copies of any and all documents filed by PFN relating to assessment filing on the Property.

12. TERMINATION

12.01 This Option Agreement shall terminate upon PFN, not being at the time in default under any provision of this Option Agreement, giving thirty (30) days written notice to the Optionor of termination.

12.02 Notwithstanding paragraph 12.01, if PFN fails to make any payment or fails to do anything on or before the last day provided for such payment or performance under this Option Agreement, the Optionor may terminate this Option Agreement but only if:

a) it shall first have given to PFN a written notice of failure containing particulars of the payment which PFN has not made or the act which PFN has not performed; and

3331V7.DOC

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b) PFN has not, within 30 days following delivery of such notice, commenced proceedings to cure such failure by appropriate payment or performance (PFN hereby agreeing that should it so commence to cure any failure it will prosecute the same to its completion without undue delay within 60 days subject to Unavoidable Delays – (Article 16)

Should PFN fail to comply with the provisions of sub-paragraph 12.02(b), the Optionor may thereafter terminate this Option Agreement by written notice to PFN.

12.03 Upon termination of this Option Agreement, other than by way of PFN having vested with an interest in and to the Property, PFN shall turn over to the Optionor copies of all factual maps, reports, assay results and other factual data and documentation in its possession in connection with its operations on the Property.

12.04 Upon the termination of this Option Agreement, other than by way of PFN having earned an interest in and to the Property, PFN forfeits any and all interest in and to the Property hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those obligations which theretofore should have been performed, which obligations shall include mandated environmental and safety regulations on the Property.

12.05 Upon the termination of this Option Agreement, other than by way of PFN having earned an interest in and to the Property, PFN shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of one (1) year thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom. Any such property not removed by PFN within one (1) year following termination shall become the property of the Optionor, provided such property is not that of a third party, or of PFN and subject to a clean-up or site restoration order or requirement.

13. <u>INDEPENDENT ACTIVITIES</u>

13.01 Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and received the full benefit of any and all business endeavors of any sort whatsoever, whether or not competitive with the endeavors contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavors within the general scope of the endeavors contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture of having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

a) any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside of the Area of Interest; and

b) the erection of any mining plant, mill, smelter or refinery, processing plant or industrial operation, located outside the Area of Interest, whether or not such mining plan, mill, smelter or refinery, processing plant or industrial operation treats or utilizes in any manner whatsoever, the metals, minerals, ores or concentrates from the Property.

3331V7.DOC

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14. CONFIDENTIALITY OF INFORMATION

14.01 The Parties hereto shall treat all data, reports, records and other information relating to this Option Agreement and the Property as confidential. While this Option Agreement is in effect, PFN may in its sole discretion make periodic press releases relating to its progress on the Property and will submit these to the Optionor at least 24 hours prior to release for comment and recommendations.

15. ASSIGNMENT

15.01 PFN may assign any of its rights and obligations under this Option Agreement at any time provided the Optionor's rights are not diminished in any manner. PFN may enter into agreements with other mining Companies at any time whereby the latter can earn a majority interest in the Property on terms which may include the assumption of one or more of PFN's obligations under this Option Agreement. Such interest will only be transferred when PFN vests with an interest. PFN may accelerate its cash / share and exploration expenditures in order to vest earlier with an interest. In the event a Major elects to participate in the Project, and subsequently vests with an interest in the property the Optionor and PFN will contribute to this interest in proportion to their existing interests at this time. In the event that a Major elects to participate in the Project before PFN vests with a 50% interest, PFN will issue PFN shares to the value of Cdn $100,000 to the Optionor, within 15 days of the PFN becoming vested, or such amount which will result in having PFN having spent $ 1million in exploration expenditures. The shares will be issued at a price equivalent to the volume weighted 5 day average price preceeding the vesting date. PFN will receive 100% of the first US $60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the Optionor and PFN.

16. UNAVOIDABLE DELAYS

16.01 If any party should be delayed in or prevented from performing any of the terms, covenants, or conditions of this Option Agreement (other than the issuance of shares as set forth in Article 1 hereof) by reason of a cause beyond the control of such party, including floods, fires, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulations or interference, including but without limiting or restricting the generality of the foregoing, forest or highway closures or any other cause beyond such party's control, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this Option Agreement and the time within which such party is obliged to comply with any such term, covenant or condition, of this Option Agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give notice forthwith following the date that such cause ceased to subsist.

3331V7.DOC

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17. ARBITRATION

17.01 If there is any dispute, disagreement or controversy (hereinafter collectively called a "**Dispute**") between the Parties with respect to any matter arising under this Option Agreement or the construction hereof, then the dispute shall be determined by arbitration and judgment upon the award rendered may be entered into any court having jurisdiction thereof.

The selection of the arbitrator shall be governed by the following procedures:

a) the party on one side of the Dispute shall inform the other party by notice in writing of the names of three impartial and independent persons who are recognized experts in the area which is the subject matter of the Dispute; and

b) the other party shall, within seven days of the receipt of the notice, inform the party on the other side of the Dispute the name of one of the so noted persons that it wishes to act as the sole arbitrator.

The arbitration shall be conducted in accordance with the rules of the Commercial Arbitration Act (British Columbia) and the decision of the arbitrator shall be made within 30 days following his being named, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the Parties. The costs of arbitration shall be borne equally by the Parties to the Dispute unless otherwise determined by the Arbitrator in the award.

18. REGULATORY APPROVALS AND CONDITIONS PRECEDENT

18.01 The Parties agree and acknowledge that the terms of this Option Agreement are subject to regulatory approval.

19. NOTICES

19.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently give if expressly delivered by commercial courier service or if mailed by registered mail or sent by telegram, telex, facsimile or electronic transmission, addressed as follows:

In case of the Optionor:

The President: Freegold Ventures Limited
Attention: Colin Bird
2303 West 41st Avenue
Vancouver, BC
V6M 2A3

Telephone: 604-685-1870
Facsimile: 604-685-6550

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In case of PFN:

The President: Harry Barr
2303 West 41st Avenue
Vancouver, BC
V6M 2A3

Telephone: 604-685-1870
Facsimile: 604-685-6550

And any such notice given as aforesaid shall be deemed to have been given to the Parties hereto if delivered by commercial courier service, when delivered, or if mailed, on the tenth business day following the date of mailing, or if telegraphed, telexed or sent by facsimile or electronic transmission, on the next succeeding day following the telegraphing, telexing, facsimile or electronic transmission thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been give only as of the date of actual delivery of the same. Any party may, from time to time by notice in writing, change its address for the purpose of this paragraph.

20. GENERAL TERMS AND CONDITIONS

20.01 Time shall be of the essence of this Option Agreement.

20.02 Any titles to the articles to this Option Agreement shall not be deemed to form part of this Option Agreement but shall be regarded as having been used for convenience of reference only.

20.03 The schedules to this Option Agreement shall be construed with and interpreted as an integral part of this Option Agreement to the same extent as if they were set forth verbatim herein.

20.04 Wherever the singular or masculine are used throughout this Option Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

20.05 The Parties hereto hereby covenant and agree that they will execute such further agreements, conveyances, assurances, instruments or other documents as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Option Agreement.

20.06 This Option Agreement shall represent the entire agreement between the Parties with respect to the subject matter of this Option Agreement and replaces and expressly supersedes any previous understandings, communications or agreement, either verbal or written that the Parties may have had with respect to the subject matter of this Option Agreement. No representations or inducements have been made save as herein set forth. No changes, alterations or modifications of this Option Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

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20.07 All reference to dollar amounts contained in this Option Agreement are references to Canadian funds unless expressly referred to as otherwise.

20.08 If any provision of this Option Agreement is unenforceable or invalid for any reason whatever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Option Agreement and such provisions shall be severable from the remainder of this Option Agreement.

20.09 This Option Agreement shall be governed by and interpreted in accordance with the laws in effect in the Province of British Columbia and the Parties hereto agree to attorn to the courts of the Province of British Columbia for the resolution of any disputes arising out of this Option Agreement.

20.10 This Option Agreement shall enure to the benefit of and be binding upon the Parties hereto and their, and each of their, respective heirs, administrators, successors and assigns as the case may be.

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IN WITNESS WHEREOF this Option Agreement has been executed by the Parties hereto as of the 1st, day of October, 2002.

Freegold Ventures Limited

______________________________	__________________________
Authorized signatory	Witness signature
______________________________	__________________________
Print name and title	Print name

Freegold Recovery USA Inc.

______________________________	__________________________
Authorized signatory	Witness signature
______________________________	__________________________
Print name and title	Print name

Pacific North West Capital Corp.

______________________________	__________________________
Authorized signatory	Witness signature
______________________________	__________________________
Print name and title	Print name

3331V7.DOC

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SCHEDULE "A" (PART 2)

Block Name	# Lode Claims	# Placer Claims	# State Claims
UB Group	126	0	0
MB Group	42	0	0
East	34	0	0
Central	55	42	0
West	92	0	6
Totals:	**349**	**42**	**6**

State Claims
Drill Camp
CENTRAL BLOCK
Lode and Placer Claims
Camp 2
Camp 1
Freegold Claims
EAST BLOCK
Lode Claims
WEST BLOCK
Quaterra Resources Inc.

Figure 2: Claim location map for the Union Bay project, Alaska. Avalon Development Corp., 2002

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AMENDMENT TO THE UNION BAY PROJECT OPTION AGREEMENT BETWEEN FREEGOLD VENTURES LIMITED AND FREEGOLD RECOVERY USA AND PACIFIC NORTH WEST CAPITAL CORP. DATED OCTOBER 1ST, 2002.

THIS AMENDED AGREEMENT is made and dated for reference as of the 2nd day of April 2003.

Whereas pursuant to an Agreement entered into between Freegold Ventures Limited and Freegold Recovery USA (collectively the Optionor) and Pacific North West Capital Corp. (hereinafter referred to as "PFN") dated October 1st, 2002, the parties to this Agreement agree to amend the terms of the Agreement

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual convenants and Agreements contained herein, the parties hereto agree as follows:

Article 15.01

PFN may assign of its rights and obligations under this Option Agreeement at any time provided the Optionor's rights are not diminished in any manner. PFN may enter into agreements with other mining Companies at any time whereby the latter can earn a majority interest in the Property on terms which may include the assumption of one or more of PFN's obligations under this Option Agreement. Such interest will only be transferred when PFN vests with an interest. PFN may accelerate its cash/share and exploration expenditures in order to vest earlier with an interest. In the event a Major elects to participate in the Project, and subsequently vests with an interest in the Property the Optionor and PFN will contribute to this interest in proportion to their existing interests at this time. In the event that a Major elects to participate in the Project before PFN vests with a 50% interests, PFN will issue PFN shares to the value of Cdn $100,000 to the Optionor, within 15 days of PFN becoming vested, or such amount which will result in PFN having spent $1 million in exploration expenditures. The shares will be issued at a price equivalent to the volume weighted 5 days average price preceeding the vesting date. PFN will receive 100% of the first US $60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the Optionor and PFN.

The above shall be deleted and the following substituted:

PFN may assign of its rights and obligations under this Option Agreeement at any time provided the Optionor's rights are not diminished in any manner. PFN may enter into agreements with other mining Companies at any time whereby the latter can earn a majority interest in the Property on terms which may include the assumption of one or more of PFN's obligations under this Option Agreement. PFN may accelerate its cash/share and exploration expenditures in order to vest earlier with an interest. In the event a Major elects to participate in the Project, and subsequently vests with an interest in the Property the Optionor and PFN shall each, at the time of vesting, be deemed to hold a 50% interest in the Property and will each contribute equally to the interest to be

3331V7.DOC

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earned by the Major. In this event PFN shall relinquish its right to increase its interest to 60% or 70% as set out in Article 3.

In the event that a Major elects to participate in the Project before PFN vests with a 50% interest, PFN will issue PFN shares to the value of Cdn $100,000 to the Optionor, within 15 days of PFN becoming vested. The shares will be issued at a price equivalent to the volume weighted 5 days average price preceeding the vesting date. PFN will receive 100% of the first US $60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the Optionor and PFN.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first written above.

FREEGOLD VENTURES LIMITED

By:____________________________

FREEGOLD RECOVERY, USA

By:____________________________

PACIFIC NORTH WEST CAPITAL CORP.

By:____________________________

3331V7.DOC

SCHEDULE C

Definition of Indicated Resource

The following definition has been extracted from the Document: Canadian Institute of Mining, Metallurgy, and Petroleum, CIM Standards on Mineral Resources and Reserves, as adopted by the CIM Council on August 20, 2000.  This definition is to be construed in accordance with that Document as a whole.

Indicated Mineral Resource

An ‘Indicated Mineral Resource' is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Mineralisation may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralisation.  The Qualified Person must recognise the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project.  An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.

SCHEDULE D

NET SMELTER ROYALTY

1.

For the purposes of this agreement the term "Net Smelter Royalty" shall mean the actual proceeds received from the sale of the Product derived from the Ore mined from the JV Property.

2.

Within 20 days after the end of each month the Operator shall submit to each Participant a statement reflecting the actual net proceeds received from the sale of the Product during the preceding month and within 20 days the Participants shall pay to the holder of the Net Smelter Royalty an amount equal to the 2.5% or 1.8% Net Smelter Royalty, as the case may be.

3.

Total remuneration payable to the holder of the 2.5% or 1.8% Net Smelter Royalty, as the case may be, shall be based on an adjusted basis for such Fiscal Year in accordance with the audited financial statements for the joint venture for that year and an appropriate amount shall be paid to or refunded by the other Participant, as the case may be, within 14 days of the finalisation of the audited financial statements.

4.

The holder of the 2.5% or 1.8% Net Smelter Royalty, as the case may be, upon notice to the Operator within 60 days of receipt of the audited financial statements for the joint venture, shall have the right to audit the proceeds received from the sale of the Product derived from the Ore mined from the JV Property and the related expenses incurred.  If the audit indicates a difference of more than 3% of the actual proceeds received from the sale of the Product derived from the Ore mined from the JV Property, then the accounts will be re-audited by a third independent firm of chartered accountants whose decision will be final.  If the results of the third audit indicate a difference more than 3% of the actual proceeds received from the sale of the Product derived from the Ore mined from the JV Property than the amount determined by the independent firm of chartered accountants appointed by the Operator, then appropriate adjustments to the audited accounts will be made.  Any audit will be at the expense of the holder of the 2.5% or 1.8% Net Smelter Royalty, as the case may be, unless an adjustment to the audited accounts is made in accordance with this section in which case the expenses will be borne by the Optionors.

5.

The obligation of the Optionors to pay the Net Smelter Royalty is joint and several and shall survive the termination of the agreement.

SCHEDULE E

SCOPE OF WORK AND BUDGET

				TABLE 1
				2003 UNION BAY PROJECT					26-Mar-03
				PROJECT BUDGET
				(all costs in US$)					Note: Data has not been updated to Gantt chart

*	Personnel:	number	month/day	$/mo or day	lump sum		total		remarks
	Supervision, office o/h	0	0.00	400	0		0		Pacific NW (see Mgt Fee)
	Project Manager	0.5	120.00	400	0		24000		Avalon
	Senior Geologist	2	120.00	300	0		72000		Avalon
	Junior Geologist	0	0.00	225	0		0		Avalon
	Snr. Computer Analyst	1	90.00	250	0		22500		Avalon
	Technician/sampler	2	120.00	225	0		54000		Avalon
	Expediter	0.5	90.00	225	0		10125		Avalon
	Cook	0	75.00	175	0		0		Avalon
	Camp Manager	0	0.00	0	0		0
	Payroll Taxes	0	0.00	0	27394		27394		Fed Tax, Work Comp, benefits
						subtot	210,019	*
*	Equip/Supplies/Misc:	number	months	$/mo	lump sum
	Rental Vehicles	1	4.00	1400	0		5600		Avalon F350 in Ketchikan
	Room & Board	1	0.00	0	4,500		4500		30 man-days @ $150/day, Ketchikan
	Commercial Airlines	1	1.00	0	10,000		10000		Flghts to and from Ketchikan
	Maps, Photos, refs.	0	0.00	0	3,500		3500		Maps, airphotos
	Field Supplies	0	0.00	0	5,000		5000		Flagging, lath, bags, etc.
	Contract Camp	1	0.00	0	75,000		75000		75 days, 10 person camp, $100/day incl. food
	Camp and Supplies	1	0.00	0	5,000		5000		Timber, radios, office supplies
	Fuel - Diesel & Jet	0	0.00	0	12,640		12640		Drill and helicopter fuel @ $79/drum
	Fuel - Gasoline, Propane, etc.	0	0.00	0	1,500		1500		Truck, cook stove
						subtot	122,740	*
*	Geochemistry	number	elem	$ ea
	Soil, Pan Con, Str. Sed.	75	32.00	18	0		1350
	Rocks (trench, grab)	1000	32.00	18	0		18000		Au-Pt-Pd + ICP MS
	Core	1250	32.00	18	0		22500		Au-Pt-Pd + ICP MS
	Metallurgical/Petrological	50	6.00	75	0		3750		6-element PGE
	Standards	0	10.00	0	548		548
	Sample Freight	0	0.00	0	5000		5000
						subtot	51,148	*
*	Geophysics:	line mi	$/mi	mobe	lump sum
	CSAMT	0	0.00	0	0		0
	I.P/Resistivity	0	0.00	0	0		0
	Mag/VLF/Res/EM/Rad	0	0.00	0	0		0
	Gravity	0	0.00	0	0		0
	Seismic	0	0.00	0	0		0
	Airborne mag/EM/rad	0	0.00	0	0		0
	T M / photo interp	0	0.00	0	0		0

						subtot	0	*
*	Land/Property:	days/claims	$ per	mobe	lump sum
	Claim staking	0	0.00	0	0		0		?
	Surveying	0	0.00	0	0		0		78,800 new claims
	Land research, misc	0	0.00	0	0		0
						subtot	0	*
*	Property Cost	Initial $	Number	Annual $
	Advance Royalties	0	0.00	0	0		0
	Annual Rentals	785	100.00	0	0		78500		Federal new claim filing and rents
	Recording Fees, etc.	0	17.00	0	900		900		BLM & State recording
	New Acquisitions	0	0.00	0	0		0
						subtot	79,400	*
*	Computer Services	hours	$/hr	Expens
	Hardware - New, Repair	0	0.00	0	1000		1000		GPS repair, replacement
	Software, New, Upgrade	0	0.00	0	0		0
	Computer Rentals	0	0.00	0	2000		2000		Field laptop & printer
	Contract Services	0	0.00	0	0		0
						subtot	3,000	*
*	Contracted Services:	hours	$/hr	mobe	daily
	Heavy Equip. Rent	0	0.00	5000	0		5000		Barge drill to and from Union Bay
	Mobe/DeMobe	0	0.00	3000	0		3000		LF71-Fly drill contractor charges
	Fixed wing support	0	0.00	0	6800		6800		Float plane resupply
	Helicopter	180	700.00	0	0		126000		Hughes 500D, 3 hr/day min, wet
						subtot	140,800	*
*	Drilling:	ft	$/ft	mobe
	Rev circ	0	12.00	0	0		0
	Core	5412	21.00	0	0		113652		Footage, bits, muds, mpbe-demobe etc.
	Mobe + DeMobe	0	0.00	0	0		0		In driect drill costs
		number	months	$/mo
	Drill Muds	0	0.00	0	0		0
	Reclamation	0	0.00	0	0		0		Cost included in footage
	Permitting	0	0.00	0	1000		1000		Hardrock expl. Permit
						subtot	114,652	*
*	Administration:	number	months	$/mo	lump sum
	Office Rent	0.5	3.00	3000	0		4500		Office overhead and equipment
	Warehouse Rent	0.5	3.00	1200	0		1800		Warehouse and tools
	Utilities	0.25	3.00	500	0		375
	Office Supplies	0.25	3.00	0	500		500
	Phone-Fax-Modem	0.25	3.00	500	0		375		Camp phones, cell phones
	Vehicle Insurance	0.25	3.00	0	500		500
	Outside Legal Counsel	0.25	3.00	0	0		0
	Accounting	0.25	3.00	0	350		350		payroll
	Reproductions	0.25	3.00	0	500		500		copies, claim maps, etc.
	Postage	0.25	3.00	0	250		250		Fedex, USPS
	Post-Season Audit	0.25	3.00	0	10000		10000
						subtot	19,150	*

Cost per foot drilled	150.59	Project Subtotal	$740,909
Cost per day for 120 day season	6,791.66	PFN Mgt Fee (10%)	$74,091
Cost per Man-Day	933.56	PROJECT TOTAL	$815,000

SCHEDULE F

TECHNICAL SERVICES AND OFFTAKE ARRANGEMENTS

1.

Definitions and Interpretation

In this Schedule unless the context otherwise requires:

Buyer means Lonmin or an Associated Company of Lonmin;

Clause means a clause of this Schedule;

Cost means the costs of providing Technical Services to be calculated in accordance with clause 3.6;

Intellectual Property means all patents, patent applications, registered and unregistered trademarks, copyright, designs (whether registered or not), processes, process flows, circuit layouts, rights, know-how, trade secrets, confidential information and all other intellectual property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967;

Intellectual Property Rights means all rights conferred under statute, common law and equity in and in relation to Intellectual Property;

Lead Participant means the Participant with the greatest Interest amongst PFN or Freegold USA and if both have equal Interests shall mean PFN;

Personnel Costs means the actual direct costs (including salary and related benefits) which are incurred by Lonmin or any of its Associated Companies in respect of its employees and contract personnel for the time being engaged in providing the Technical Services; and

Technical Services means technical or related services which a major producer of platinum group metals would generally be required to perform in the ordinary course of its operations and projects and which are to be provided pursuant to this Agreement.

2.

Offtake Arrangements

2.1

Buyer's Right to Purchase Product

Pursuant to section 12.2 of the agreement, the Buyer has the right to purchase all or any portion (to be effected proportionately) of the Product of the JV Property which is in Commercial Production.  Any such sale shall be on commercial terms which shall be no more favourable to the Buyer (when considered in totality) than the terms available from third parties which have the appropriate and necessary expertise and experience.  For the avoidance of doubt, an offtake agreement may relate to a single or multiple shipments of a Product or to different Products.

2.2

Notice of Exercise of Right

If the Buyer is not the Operator or an Associated Company of the Operator, the Lead Participant shall provide the Buyer with all the information reasonably necessary in the circumstances regarding the JV Property in order for the Buyer to determine appropriate terms for an offtake arrangement not less than 120 days prior to the anticipated commencement of Commercial Production.  The Buyer shall provide the Lead Participant with written notice of its proposed terms for an offtake agreement for the Product of the JV Property 90 days prior to the anticipated commencement of Commercial Production, which notice shall specify, amongst other things, the basis of pricing for the Product.  The Lead Participant may investigate, for a period of 30 days from receipt of such notice from the Buyer, whether the Buyer's proposed terms for an offtake agreement for the Product represent the best available commercial terms at the relevant time but, in doing so, it must not disclose the terms of the notice provided by the Buyer without the Buyer's prior consent.  In undertaking such investigation, the Lead Participant shall engage the services of a party knowledgeable and experienced in such matters.

Within such 30 day period, the Lead Participant must either notify the Buyer:

(a)

that it accepts the Buyer's proposed terms for an offtake agreement and permits the Operator to enter into an offtake agreement (in definitive form) with the Buyer on the proposed terms as soon as reasonably practicable; or

(b)

of the terms of any bona fide offer of alternative commercial terms it has received from a party with the proven ability and experience to perform the terms of such offer (the "Alternative Offer") and which terms it considers to be more favourable than those proposed by the Buyer (when considered in totality) and explain the basis on which it considers such Alternative Offer to be more favourable.

If, within 30 days of receiving a notice from the Lead Participant provided in accordance with this section, the Buyer undertakes to match the Alternative Offer specified in the notice (when considered in its totality), the parties shall enter into an offtake agreement (in definitive form) based on the terms of the matching offer.

2.3

Term of Definitive Offtake Agreement

A definitive offtake agreement shall:

(a)

take effect from the date such agreement is executed;

(b)

operate for an initial period of up to 5 years from the date at which Commercial Production commences on the JV Property.

Provided it still has an Interest, the Buyer will have the right to renew or extend the term of a definitive offtake agreement on a 12 month rolling term basis and for this purpose the Lead Participant may investigate prior to the expiry of the initial term or any renewal term, whether the Buyer is still offering the best available commercial terms at the relevant time.  At least 4 months prior to the expiry of the term of a definitive offtake agreement or any renewal, the Buyer must notify the Lead Participant if it proposes to renew or extend the term of the definitive offtake agreement, and any variation from the terms of the existing agreement.  The procedures set out in clause 2.2 with respect to the review by the Lead Participant of the terms of the initial offtake agreement will apply, with the necessary changes, to the renewal of any offtake agreement.

2.4

Definitive Offtake Agreement

In addition to the commercial terms, the definitive offtake agreement shall also make provision for the following ancillary matters:

(a)

method of delivery, schedule of timing and quantities of deliveries and delivery points;

(b)

basis of price payable (including the basis of any and all penalties) and the method of payment;

(c)

title to Products;

(d)

passing of risk;

(e)

force majeure;

(f)

costs;

(g)

payment of duties, fees, taxes and charges which are payable in connection with the agreement or a payment or receipt or other transaction contemplated by it;

(h)

events of default; and

(i)

notices.

3.

Provision of Technical Services by Lonmin

3.1

Request to provide Technical Services

The relevant Joint Venture Technical Committee shall request Lonmin to provide it with Technical Services it requires from time to time in connection with the Exploration Period and Feasibility and Development Phase for the JV Property.  Subject to clause 3.2, Lonmin shall supply the Technical Services which it is requested to provide under this section to the person requesting those Technical Services at cost and on the terms agreed with the relevant Joint Venture Technical Committee.

3.2

Limitations on obligation to provide Technical Services

The parties acknowledge that in supplying any Technical Services under this Agreement, Lonmin is not required to take any action which would:

(a)

breach any contract to which Lonmin or any of its Associated Companies is a party;

(b)

infringe any patent, copyright, trademark or other intellectual property right of a third party;

(c)

be likely to result in a material loss of commercial advantage, and as a result cause financial damage, to Lonmin or any of its Associated Companies;

(d)

otherwise materially hinder Lonmin or any of its Associated Companies in carrying out their business; or

(e)

involve Lonmin or any of its Associated Companies in a conflict of duty and interest of any kind.

3.3

Recording of terms

The minutes of meeting of the relevant Joint Venture Technical Committee shall record the terms on which it is determined that Technical Services will be provided.

3.4

Standard of Technical Services

The Technical Services shall be of a proper professional standard and supplied in accordance with customary platinum group metals industry practice.

3.5

Delegation

Lonmin may engage, in accordance with this schedule, a third party to perform Technical Services on its behalf, but will remain liable at all times for the acts of such third party.

3.6

Calculation of Costs

The Costs for providing the Technical Services will be the actual costs which are incurred by Lonmin in providing the Technical Services under this Agreement, plus 15%.

3.7

Payment or credit for Technical Services

The costs for providing Technical Services to the JV Property shall be credited to and offset against Lonmin's funding obligations under Article 4 of the Agreement.  The Costs for providing Technical Services with respect to a JV Property during the Operating Phase will be charged as an Operating Cost for such Property.

3.8

Method of Payment

Lonmin shall submit an invoice to the Manager for Technical Services provided to the JV Property, within 30 days of the end of a month for the Costs which it claims for that month.  Details of the invoice and the Costs to which it relates are to be included in the monthly report of the Manager.  Payment for any invoice submitted under this section which is to be paid, rather than credited against Lonmin's obligations, shall be made within 30 days of the receipt of the invoice.

3.9

Dispute as to invoice

The Manager may dispute an invoice but must credit Lonmin with, or pay Lonmin for, (whichever is applicable) the undisputed portion of the invoice.

3.10

Currency

The costs are to be stated and credited or paid in U.S. dollars.

3.11

Limit on Lonmin's liability

Notwithstanding any provision in the agreement to the contrary, Lonmin's total liability in respect of any act, omission or breach with respect to the delivery of Technical Services is to be limited to a sum equivalent to the total costs paid to Lonmin or any party engaged by Lonmin under section 3.5 hereof (or credited to Lonmin) under this Agreement for Technical Services.  Lonmin shall not be liable for indirect or consequential loss (including, without limitation, loss of business revenue, loss of profits, failure to realise expected profits or savings and any other commercial or economic loss of any kind) in contract, tort, under any statute or otherwise arising from or connected with the provision of Technical Services save and except damages resulting from bad faith or wilful misconduct relating to the provision or delivery of Technical Services and, to the maximum extent permitted by law, Lonmin exclude all implied representations and warranties, whether statutory or otherwise, relating to the delivery of Technical Services.

4.

Intellectual Property

4.1

Owner to retain Intellectual Property

Subject to clause 4.2, all Intellectual Property Rights will remain the property of the owner or licensor of those Intellectual Property Rights.

4.2

New inventions and developments for the Union Bay Joint Venture or a

Development Project

All Intellectual Property Rights in any new invention, technological developments or improvement to an existing invention created or developed in connection with or for the purposes of the Union Bay Joint Venture (the "Proprietary Rights") will become and remain the property of Lonmin.  Lonmin will provide such Proprietary Rights to the joint venture at no charge until the date which is six months following the date on which Lonmin no longer has an Interest.

4.3

Indemnify

The owner of Intellectual Property Rights licenced or used pursuant to the agreement and this schedule shall indemnify and save the Participants harmless from all claims and related costs and damages based on an allegation that any of the Intellectual Property Rights infringes the proprietary rights of any third party.

4.4

Notification to other party

If a party ceases to be entitled to use the Intellectual Property Rights it has provided under this agreementt, it shall immediately notify the other party and will not be liable in respect of any infringement claim for the unauthorised use of such intellectual property rights from the date of notification.

5.

General

5.1

The restrictions imposed in the agreement on the Operator dealing with an Associated Company shall not apply to the Technical Services and Offtake Arrangements.

SCHEDULE G

ACCOUNTING PROCEDURES

1.

Terms of agreement to prevail

If there is any inconsistency between any other provision of this agreement and these Accounting Procedures, the other provisions of this agreement shall prevail to the extent of that inconsistency.

2.

Application of Accounting Procedures

The Accounting Procedures shall apply for the duration of the joint venture and will continue to apply after the Joint Venture is terminated until all outstanding liabilities, costs or expenses incurred in respect of the Joint Venture have been paid and any surplus distributed between the Participants in proportion to their Percentage Interests.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to operations under this agreement on the basis that no Participant who acts as the Operator shall gain or lose in relation to the non-Operator Participant.  The Participants agree that if the methods set out in these Accounting Procedures prove unfair or inequitable to the Operator or to a non-Operator Participant, the Participants shall meet in good faith and endeavour to agree on changes to these Accounting Procedures to correct any unfairness or inequity.

3.

Adjustments

(a)

The Operator shall arrange for all statements of charges and all separate bills, calls and accounts which it has rendered ("Documents") pursuant to the agreement or these Accounting Procedures to be verified by an independent auditor at least once a year.

(b)

Each of the Documents shall be presumed to be true and correct after the date that they are verified by the independent auditor and each of the Operator and the non-Operator Participant will be precluded from making a claim for adjustment after that time.  However, prior to that time, the non-Operator may dispute any of those Documents and make a written request for adjustment to the Operator.

4.

Accounting Records

(a)

The Operator shall maintain the accounting records of all expenditure and credits that are attributable to the Joint Venture and such records shall be of sufficient detail to allow a full and accurate comparison of the actual expenditure to date against Budget.  The accounts shall also include a comparison of the forecast expenditures against Budget for the then current Operating Year.

(b)

All accounts shall be prepared on a monthly basis in the form required by the Joint Venture Committee.  The accounts and accounting records shall be prepared in accordance with generally accepted accounting principles in the

U.S.

(c)

All accounting records shall be maintained in units of US dollars and all payments made by or to a Participant shall be made in US dollars.

(d)

The Operator shall maintain all accounts and accounting records required by applicable law to support its taxation returns or other financial reports required by government.  For the avoidance of doubt, each Participant shall be responsible for its own accounting records as required by applicable law.

(e)

The Operator shall provide the Participants with such information as may reasonably be requested by a Participant to enable the Participant to comply with its own regulatory procedures and reasonable corporate requirements provided that such information is available to the Operator.

(f)

All receipts, vouchers and other documents relating to Expenditure or credits must be retained by the Operator until directed otherwise by the Participants.

5.

Lonmin Sole Funding

(a)

The Operator shall, with the approval of the Joint Venture Committee, open a Joint Venture bank account ("Account") and provide details of such Account to the other Participants.

(b)

The Account shall have an overdraft facility (not exceeding US$50,000).

(c)

Any interest received on or credits obtained in relation to monies in the Account may be used to offset future payment calls and any funds not immediately used should remain deposited in the Account until such time as those funds are required.

6.

Expenditure and credits

The Operator shall charge the Account with all Costs incurred and shall credit the Account with any credit or income received for the purpose of the Joint Venture in accordance with the Scope of Work and Budget or forecasts, as approved by the Joint Venture Technical Committee.

7.

Material records and inventory

(a)

The Operator shall maintain appropriately detailed records of any material which is an Asset.

(b)

A physical count of all materials shall be undertaken by the Operator either once a year or as a progressive stock count in accordance with the planned schedule to ensure that each item in the inventory is checked physically against records at least once per year.  Inventory adjustments shall be made to the account for averages and shortages disclosed by such physical inventories and details of such averages and shortages shall be advised to the Participants.

(c)

A Participant shall have the right at any time to send a representative to observe the annual physical count or the progressive stock count.

(d)

Special physical inventories may be taken whenever there is any assignment of a Percentage Interest pursuant to this agreement.  The assigning Participant shall notify the other Participant of the date on which the assignment is to take place.

(e)

The Operator shall promptly notify the Participant of any major asset (being an asset with a value greater than US$20,000) which is damaged, lost or disposed of.  That notification shall include details of the cost of disposal.

8.

Contingencies

Prior to the Operator actually incurring a contingency which has been allowed for in a Budget or a Scope of Work, the Operator must obtain the approval of the Joint Venture Committee.

SCHEDULE H

PERMITTED ENCUMBRANCES

Paramount title vested in the government of the United States of America.

SCHEDULE I

Lonmin's initial nominees on the Exploration Committee shall be Chris Davies and Tom Evans.  The Optionors' initial nominees on the Exploration Committee shall be John Royall and Harry Barr.

The contact details of each nominee shall be as follows:

Chris Davies:

4 Grosvenor Place,

London,

England SW1X 7YL

Telephone No.: +44-20-7201-6013

Facsimile No.

: +44-20-7201-6100

E-mail:

chris.davies@lonmin.com

Tom Evans:

4 Grosvenor Place,

London,

England SW1X 7YL

Telephone No

: +44-20-7201-6000

Facsimile No.

: +44-20-7201-6100

E-mail:

  tom.evans@lonmin.com

John Royall:

2303 West 41st Avenue

Vancouver, British Columbia

V6M 2A3

CANADA

Telephone No.: +1-604-685-1870

Facsimile No.

: +1-604-685-6650

E-mail:

j.royall@telus.net

Harry Barr:

2303 West 41st Avenue

Vancouver, British Columbia

V6M 2A3

CANADA

Telephone No.: +1-604-685-1870

Facsimile No.

: +1-604-685-6650

E-mail:

hbarr@pfncapital.com